Exhibit 7.06

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

among

FULL ALLIANCE INTERNATIONAL LIMITED, as Issuer,

LEAD RICH INTERNATIONAL LIMITED, as Purchaser

and

LEAD RICH INTERNATIONAL LIMITED, as Collateral Agent

Relating to:

PIK Secured Notes

Dated as of September 23, 2013

i

Table of Contents
(Continued)

ii

Table of Contents
(Continued)

iii

Annexes

Annex A – Principal Amount of Notes to be Issued

Annex B – Deliverables

Exhibits

Exhibit A – Form of Note

Exhibit B – Form of Warrant Agreement

Schedules

Schedule 5.9 – Litigation

Schedule 5.18 – Equity Securities

Schedule 5.19 – Debt; Liens

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NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT, dated as of September 23, 2013, among Full Alliance International Limited, a company incorporated in the British Virgin Islands with limited liability (“Issuer”), Lead Rich International Limited, a company incorporated in the British Virgin Islands with limited liability (“Lead Rich”), as the sole purchaser (in such capacity, the “Purchaser”), the other Holders from time to time party hereto, Lead Rich, as Collateral Agent (in such capacity, the “Collateral Agent”), and, solely with respect to Sections 9.3, 9.12 and 11.13, Mr. Zishen Wu (holder of Chinese passport No. G41135982) (the “Founder”).

WHEREAS, the Notes (as defined below) are to be issued concurrently with and to provide a portion of the financing for the transactions contemplated by the Agreement and Plan of Merger, dated as of September 23, 2013 (the “Merger Agreement”), by and among Issuer, Yongye International Limited 永业国际有限公司, an exempted company with limited liability incorporated in the Cayman Islands (the “Parent”), Yongye International Merger Sub Limited, a Nevada corporation and an indirect wholly-owned subsidiary of Issuer (“Merger Sub”), and Yongye International, Inc., a Nevada corporation (the “Company”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of the Parent and an indirect wholly-owned subsidiary of Issuer;

WHERAS, to provide a portion of the financing for the Merger, the Parent and China Development Bank Corporation (the “Parent Lender”) have entered into the Foreign Exchange Facility Contract, dated as of September 23, 2013;

WHEREAS, subject to the terms and conditions set forth herein, Issuer proposes to issue and sell to the Purchaser, and the Purchaser desires to purchase from Issuer, $35,000,000 in initial aggregate principal amount of the Notes; and

WHEREAS, concurrently and in connection with the issuance of the Notes and in order to induce Purchaser to purchase the Notes, Issuer proposes to issue warrants to purchase ordinary shares of Issuer (the “Warrants”) to the Purchaser.

NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:

Article I

DEFINITIONS; INTERPRETIVE PROVISIONS

1.1           Definitions

As used in this Agreement, the following terms shall have the meanings set forth below:

“2014 Net Income Target” means an Actual Net Income equal to $125,000,000 for the fiscal year ended December 31, 2014.

“2015 Applicable Increase” means, a per annum rate equal to the rate set forth below opposite the applicable Actual Net Income for the fiscal year ended December 31, 2014 (determined as of December 31, 2014 pursuant to financial statements delivered in accordance with Section 6.2(a)(i)) set forth below:

2014 Actual Net Income	2015 Applicable Increase
Greater than or equal to 85% of 2014 Net Income Target	0%
Less than 85% and greater than or equal to 75% of 2014 Net Income Target	1%
Less than 75% and greater than or equal to 70% of 2014 Net Income Target	1.5%
Less than 70% and greater than or equal to 65% of 2014 Net Income Target	2%

provided, however, that if Issuer shall fail to deliver the financial statements for the fiscal year ended December 31, 2014 required by Section 6.2(a)(i) within the time period set forth in Section 6.2(a)(i), the 2015 Applicable Increase shall be equal to a rate per annum equal to 2%.

“2015 Net Income Target” means an Actual Net Income equal to $140,000,000 for the fiscal year ended December 31, 2015.

“2016 Applicable Increase” means, a per annum rate equal to the rate set forth below opposite the applicable Actual Net Income for the fiscal year ended December 31, 2015 (determined as of December 31, 2015 pursuant to financial statements delivered in accordance with Section 6.2(a)(i)) set forth below:

2015 Actual Net Income	2016 Applicable Increase
Greater than or equal to 85% of 2015 Net Income Target	0%
Less than 85% and greater than or equal to 75% of 2015 Net Income Target	1%
Less than 75% and greater than or equal to 70% of 2015 Net Income Target	1.5%
Less than 70% and greater than or equal to 65% of 2015 Net Income Target	2%

provided, however, that if Issuer shall fail to deliver the financial statements for the fiscal year ended December 31, 2015 required by Section 6.2(a)(i) within the time period set forth in Section 6.2(a)(i), the 2016 Applicable Increase shall be equal to a rate per annum equal to 2%.

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“Actual Net Income” means, in respect of any fiscal year, the consolidated net income of Issuer and its Subsidiaries for such fiscal year as stated in the audited consolidated financial statements of Issuer and its Subsidiaries for such fiscal year, as audited by Issuer’s independent financial auditor (which shall be a “Big 4” accounting firm) in accordance with the Applicable GAAP, as set forth in the financial statements for such fiscal year required to be delivered by Section 6.2(a)(i), but excluding:

(a)          costs and expenses paid by Issuer and its Subsidiaries in connection with the Merger (including the financing thereof) and the Qualifying Listing;

(b)          interest and fees paid by Issuer and its Subsidiaries in connection with the Parent Credit Agreement and the Notes;

(c)          any accounting impact resulting from issuance of the Warrants or of the Original Preferred Stock, including any fair value adjustments relating to the Warrants or the Original Preferred Stock;

(d)          any accounting impact of Issuer’s employee stock ownership plan; and

(e)          any extraordinary gain or loss.

“Additional Assets” means:

(a)          any Property (other than cash, Cash Equivalents and securities) to be owned by any Note Party and used in a Permitted Business; or

(b)          Capital Stock of a Person that becomes a Subsidiary of Issuer as a result of the acquisition of such Capital Stock by Issuer or another Subsidiary of Issuer from any Person other than Issuer or an Affiliate of Issuer; provided, however, that, in the case of clause (b), such Subsidiary is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means:

(a)          any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b)          any other Person who is a director or officer of:

(i)          such specified Person,

(ii)         any Subsidiary of such specified Person, or

(iii)        any Person described in clause (a) above, or

(c)          any spouse, parent, child, brother or sister of any Person described in clause (a) or (b) above.

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For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Section 6.11 and Section 6.14 and the definition of “Additional Assets” only, “Affiliate” of any Person shall include (i) any Beneficial Owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of such Person or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and (ii) any Person who would qualify as an Affiliate of any such Beneficial Owner pursuant to clause (i) of this sentence. Notwithstanding the foregoing, (x) the Founder shall be deemed to be an Affiliate of Issuer and (y) in no event shall the Purchaser be considered an Affiliate of Issuer.

“Agreed Form” means, with respect to any document, (a) substantially in the form agreed by Issuer and the Purchaser prior to the date hereof, or (b) in form and substance acceptable to Issuer and the Purchaser each acting reasonably.

“Agreement” means this Note Purchase Agreement and all Annexes, Exhibits and Schedules attached hereto.

“Amendment Agreement” has the meaning assigned to such term in Section 11.13.

“Applicable GAAP” means US GAAP or IFRS. All ratios and computations based on Applicable GAAP contained in this Agreement will be computed in conformity with US GAAP or IFRS, as the case may be.

“Articles of Merger” has the meaning assigned to such term in the Merger Agreement.

“Asia Standard Oil” means Asia Standard Oil Limited, a company with limited liability incorporated under the law of Hong Kong.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by any Note Party, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a)          any shares of Capital Stock of Issuer or a Subsidiary of Issuer (other than directors’ qualifying shares), or

(b)          any other Property of any Note Party outside of the ordinary course of business of such Note Party,

other than, in the case of clauses (a) or (b) above,

(i)          any disposition by a Subsidiary of Issuer to Issuer or by Issuer or one of its Subsidiaries to a Wholly Owned Subsidiary of Issuer,

(ii)         any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 6.9,

(iii)        any disposition effected in compliance with Section 6.12(a)(i),

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(iv)         any disposition of inventory of Issuer or any of its Subsidiaries in the ordinary course of business, or inventory or other property that in the reasonable judgment of Issuer have become uneconomic, obsolete or worn out,

(v)          the sale or discount of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business, and

(vi)         any disposition in a single transaction or a series of related transactions of assets for aggregate consideration of less than $1,000,000.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a)          if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation,” and

(b)          in all other instances, the present value (discounted at the weighted average interest rate borne by the Notes, compounded annually in the most recently completed twelve months) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a)          the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b)          the sum of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Baoshang Bank” means Baoshang Bank Limited Hohhot Branch, a branch in Hohhot of Baoshang Bank Limited, a commercial bank incorporated under the laws of China.

“Board of Directors” means (a) in respect of a corporation, the board of directors of the corporation, or any duly authorized committee thereof and (b) in respect of any other Person, the board or committee of that Person serving an equivalent function.

“Business Day” means any day that is not a Legal Holiday.

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“Call Option Agreement” means the call option agreement to be entered into in the Agreed Form between (i) the Founder or an entity of which the Founder owns and controls at least 30% of the outstanding Capital Stock on a fully diluted basis (the Founder or such entity, as the case may be, the “Option Grantor”) and (ii) Lead Rich, pursuant to which, among other things, the Option Grantor grants Lead Rich the right to acquire 432,973 ordinary shares of Issuer that will be issued to the Option Grantor as part of the Nongfeng Share Acquisition.

“Capital Lease Obligation” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with Applicable GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with Applicable GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 6.10, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by Issuer from the issuance or sale (other than to a Subsidiary of Issuer or an employee stock ownership plan or trust established by Issuer or any such Subsidiary for the benefit of their employees) by Issuer of its Capital Stock (other than Disqualified Stock) after the date hereof, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Cash Equivalents” means any of the following:

(a)          Investments in U.S. Government Securities maturing within 365 days of the date of acquisition thereof;

(b)          Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c)          repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(i)          a bank meeting the qualifications described in clause (b) above, or

(ii)         any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

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(d)          Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Issuer) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(e)          direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state are pledged and which are not callable or redeemable at the issuer’s option, provided that:

(i)          the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(ii)         such obligations mature within 180 days of the date of acquisition thereof; and

(f)          time deposit accounts, certificates of deposit and money market deposits with (i) Bank of China, Industrial and Commercial Bank of China, China Construction Bank and China Merchants Bank or (ii) any other bank or trust company organized under the laws of the PRC whose long-term debt is rated as high or higher than any of those banks.

“Change of Control” means the occurrence, on or after the Closing, of any event, transaction or occurrence as a result of which:

(a)          prior to the completion of the Nongfeng Share Acquisition, (i) the Founder ceases to own and control, directly or indirectly, at least 10.09% of the outstanding ordinary shares of Issuer, (ii) the Founder and Ms. Zhong cease to collectively own and control all of the outstanding Capital Stock of Orient Blossom, (iii) Orient Blossom ceases to own and control, directly or indirectly, at least 43.01% of the outstanding ordinary shares of Issuer or (iv) Issuer ceases to own and control, directly or indirectly, all of the outstanding Capital Stock of each Subsidiary held by Issuer immediately after consummation of the Transactions; or

(b)          from and after the completion of the Nongfeng Share Acquisition, (i) the Founder ceases to own and control, directly or indirectly, at least 7.5% of the outstanding Capital Stock of Issuer on a fully diluted basis (excluding the Founder Warrant), (ii) the Founder and Ms. Zhong cease to collectively own and control all of the outstanding Capital Stock of Orient Blossom, (iii) Orient Blossom ceases to own and control, directly or indirectly, all of the economic and voting rights associated with at least 32.5% of the outstanding Capital Stock of Issuer on a fully diluted basis (excluding the Founder Warrant) or (iv) Issuer ceases to own and control, directly or indirectly, all of the outstanding Capital Stock of each Subsidiary, in each case, other than pursuant to an Asset Sale permitted by Section 6.11;

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provided that a Change of Control shall not arise under subclause (i) or (iii) of the foregoing clause (a) if the actual percentage (represented as a decimal number) of the Founder’s or Orient Blossom’s (as applicable) ownership and control referred to in such subclause is less than 0.001 lower than the minimum percentage (represented as a decimal number) described in such subclause; and further provided that, for purposes of calculating the percentages referred to in subclauses (i) and (iii) of the foregoing clause (a), any change in such percentages resulting from any of the following events shall be disregarded, in each case, solely to the extent such event is not prohibited by this Agreement: (A) any exercise of warrants or options (excluding put options) granted to (1) any Person owning, directly or indirectly, any Capital Stock of Issuer on or immediately before the Closing or (2) management of Issuer or any affiliates of management of Issuer (including trusts settled by or for the benefit of such Persons); (B) any issuance of Capital Stock to employees, officers or directors of Issuer under the bona fide employee stock ownership plans of Issuer; (C) any issuance of Capital Stock for the purpose of the Nongfeng Share Acquisition; (D) any sale or issuance of Capital Stock by any Note Party before a Qualifying Listing (provided that none of the Founder, Ms. Zhong, Orient Blossom and MSPEA shall, in connection with such sale or issuance, transfer to any Person any ordinary shares of Issuer he/she/it then owns, directly or indirectly); and (E) a Qualifying Listing.

“Closing” means the first date on which any Note is issued hereunder.

“Code” means the United States Internal Revenue Code of 1986, as now and hereafter in effect, or any successor statute.

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agent” has the meaning assigned to such term in the preamble.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Common Stock” means, with respect to any Person, any stock of any class of such Person which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of such Person and which is not subject to redemption by such Person.

“Company” has the meaning assigned to such term in the preamble.

“Consolidated Interest Expense” means, for any period, the total interest expense of Issuer and its Subsidiaries, on a consolidated basis, plus, to the extent not included in such total interest expense, and to the extent Incurred by Issuer or its Subsidiaries, without duplication,

(a)          interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

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(b)          amortization of debt discount and debt issuance cost, including commitment fees,

(c)          capitalized interest,

(d)          non-cash interest expense,

(e)          commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing,

(f)          net costs associated with Hedging Obligations (including amortization of fees),

(g)          Disqualified Stock Dividends (other than dividends payable in Capital Stock other than Disqualified Stock),

(h)          Preferred Stock Dividends (other than dividends payable in Capital Stock other than Disqualified Stock),

(i)            interest accruing on any Debt of any other Person to the extent such Debt is guaranteed by Issuer or any of its Subsidiaries, and

(j)           the cash contributions to any employee stock ownership plan or similar trust, to the extent (if any) such contributions are used by such plan or trust to pay interest or fees to any Person (other than Issuer) in connection with Debt Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income (loss) of Issuer and its Subsidiaries, on a consolidated basis; provided, however, that there shall not be included in such Consolidated Net Income:

(a)          any net income (loss) of any Person (other than Issuer) if such Person is not a Subsidiary of Issuer, except that:

(i)          subject to the exclusions contained in clauses (c), (d) and (e) below, equity of Issuer and its Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to Issuer or any of its Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to such Subsidiary, to the limitations contained in clause (b) below), and

(ii)         the equity of Issuer and its Subsidiaries in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

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(b)          any net income (loss) of any Subsidiary of Issuer if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to Issuer (other than foreign exchange and other customary procedural requirements under applicable law in relation to payment of dividends by Persons incorporated under the laws of the PRC to foreign equity holders), except that:

(i)          subject to the exclusions contained in clauses (c), (d) and (e) below, the equity of Issuer and its Subsidiaries in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Subsidiary during such period to Issuer or another of its Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary of Issuer, to the limitation contained in this clause), and

(ii)         the equity of Issuer and its Subsidiaries in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income,

(c)          any gain (but not loss) realized upon the sale or other disposition of any Property of Issuer or any of its Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d)          any extraordinary gain or loss,

(e)          the cumulative effect of a change in accounting principles, and

(f)          any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of Issuer or any of its Subsidiaries, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of Issuer (other than Disqualified Stock).

“Consolidated Net Worth” means the total of the amounts shown on the consolidated balance sheet of Issuer and its Subsidiaries, as of the end of the most recent Fiscal Quarter of Issuer ending at least 45 days prior to the taking of any action for the purpose of which the determination of Consolidated Net Worth is being made, as:

(a)          the par or stated value of all outstanding Capital Stock of Issuer, plus

(b)          paid-in capital or capital surplus relating to such Capital Stock, plus

(c)          any retained earnings or earned surplus, less:

(i)          any accumulated deficit, and

(ii)         any amounts attributable to Disqualified Stock of Issuer or any of its Subsidiaries or any equity security convertible into or exchangeable for Debt of Issuer or any of its Subsidiaries, the cost of treasury stock of Issuer or any of its Subsidiaries and the principal amount of any promissory notes receivable from the sale of Capital Stock of Issuer or any of its Subsidiaries, each item to be determined in conformity with Applicable GAAP.

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“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a)          the principal of and premium (if any) in respect of:

(i)          debt of such Person for money borrowed, and

(ii)         debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b)          all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c)          all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d)          all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e)          the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f)          all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(g)          all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

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(h)          to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to the notional amount of such Hedging Obligation.

“Default” means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

“Disqualified Stock” means any Capital Stock of a Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a)          matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b)          is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c)          is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock.

“Disqualified Stock Dividends” means, for any period, all dividends with respect to Disqualified Stock of Issuer or any of its Subsidiaries held by Persons other than Issuer or a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of (a) the amount of such dividend paid, accrued or scheduled to be paid or accrued during such period divided by (b) the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to Issuer or such Subsidiary, as applicable.

“Dollars” or “$” means lawful money of the United States of America.

“EBITDA” means, for any period, an amount equal to, for Issuer and its Subsidiaries, on a consolidated basis:

(a)          the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(i)          the provision for taxes based on income or profits or utilized in computing net loss,

(ii)         Consolidated Interest Expense,

(iii)        depreciation,

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(iv)         amortization of intangibles, and

(v)          any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), minus

(b)          all non-cash items increasing Consolidated Net Income for such period.

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Subsidiary of Issuer shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

“Effective Time” has the meaning assigned to such term in the Merger Agreement.

“Eligible Assignee” means (a) another Holder; (b) with respect to any Holder, any Affiliate of such Holder; (c) any fund, trust or similar entity that is organized for the purpose of making equity or debt investments and is advised or managed by the same investment advisor that manages a Holder, or an Affiliate of an investment advisor that manages a Holder; (d) with respect to any Holder, any equity holder of such Holder pursuant to a distribution in accordance with such Holder’s organizational documents; or (e) any institutional “accredited investor”, within the meaning of Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or any Person or property.

“Environmental Laws” means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to the effect of environment on health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any hazardous waste, substance or material or any pollutant, contamination or toxic substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

“Escrow Release Conditions” has the meaning assigned to such term in Section 2.4.

“Event of Default” has the meaning assigned to such term in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Holder” has the meaning assigned to such term in Section 9.11.

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“Fair Market Value” means, with respect to any Property at the time of determination, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a)          if such Property has a Fair Market Value equal to or less than $1,000,000, by any Officer of Issuer, or

(b)          if such Property has a Fair Market Value in excess of $1,000,000, by a majority of the Board of Directors of Issuer and evidenced by a written opinion from an Independent Financial Advisor, dated within 30 days of the relevant transaction, delivered to the Holders on such date.

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of:

(a)          the aggregate amount of EBITDA for the most recent four consecutive Fiscal Quarters ending prior to such determination date to

(b)          Consolidated Interest Expense for such four Fiscal Quarters;

provided, however, that:

(i)           if

(A)         since the beginning of such period Issuer or any of its Subsidiaries has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B)         the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if Issuer or such Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and provided further that the amount of Debt Incurred under revolving credit facilities shall be deemed to be the average daily balance of such Debt during such period (or any shorter period in which such facilities are in effect) and

(ii)         if

(A)         since the beginning of such period Issuer or any of its Subsidiaries shall have made or entered into any Asset Sale, merger, consolidation, amalgamation, disposition, or an Investment (by merger or otherwise) in any Subsidiary of Issuer (or any Person which becomes a Subsidiary of Issuer) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

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(B)         the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is such an Asset Sale, merger, consolidation, amalgamation, disposition, Investment or acquisition, or

(C)         since the beginning of such period any Person that subsequently became a Subsidiary of Issuer or was merged with or into Issuer or any Subsidiary of Issuer since the beginning of such period shall have made such an Asset Sale, merger, consolidation, amalgamation, disposition, Investment or acquisition, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, merger, consolidation, amalgamation, disposition, Investment or acquisition as if such Asset Sale, merger, consolidation, amalgamation, disposition, Investment or acquisition had occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Subsidiary of Issuer is sold during the period, Issuer shall be deemed, for purposes of clause (i) above, to have Repaid during such period the Debt of such Subsidiary to the extent Issuer and its continuing Subsidiaries are no longer liable for such Debt after such sale.

“Founder” has the meaning assigned to such term in the preamble.

“Founder Warrant” means the warrant to purchase up to $35,000,000 of ordinary shares of Issuer at a per share price equal to the Merger Consideration (as defined in the Merger Agreement), to be issued to the Founder at the Effective Time.

“Fullmax Pacific” means Fullmax Pacific Limited, a company with limited liability incorporated under the law of the British Virgin Islands.

“Funds Flow Statement” means a funds flow statement in the Agreed Form detailing the proposed movement of funds on or before the Closing.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

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“Governmental Approval” means any authorization of or by, consent of, approval of, license from, ruling of, permit from, tariff by, rate of, certification by, exemption from, filing with (except any filing relating to the perfection of security interests), variance from, claim of, order from, judgment from, decree of, publication to or by, notice to, declaration of or with or registration by or with any Governmental Authority, whether tacit or express.

“Governmental Authority” means any federal, state, national, provincial, municipal, local, territorial or other government department, ministry (including local counterparts thereof), commission, board, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a)          to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b)          entered into for the purpose of assuring in any other manner the obligee against loss in respect of such Debt (in whole or in part);

provided, however, that the term “guarantee” shall not include:

(i)          endorsements for collection or deposit in the ordinary course of business, or

(ii)         a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clauses (a), (b) or (c) of the definition of “Permitted Investment.”

The term “guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person guaranteeing any obligation.

“Hazardous Substances” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Holder” means each Person in whose name a Note is required to be registered pursuant to Section 2.6(a), subject to Section 2.6(g).

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“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board and its predecessors and successors, consistently applied, in effect as of the date hereof and from time to time.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to Applicable GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in Applicable GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with Section 6.8, amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Indemnified Liabilities” has the meaning assigned to such term in Section 2.5.

“Indemnified Party” has the meaning assigned to such term in Section 2.5.

“Independent Financial Advisor” means an investment banking firm of international standing or any third party appraiser of international standing, provided that such firm or appraiser is not an Affiliate of Issuer.

“Inner Mongolia Yongye” means Inner Mongolia Yongye Biotechnology Co., Ltd., a company with limited liability incorporated under the law of China.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Interim Investors Agreement” means the Interim Investors Agreement, dated as of the date hereof, among the Founder, Ms. Zhong, Issuer, MSPEA and Lead Rich.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

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“Issuer” has the meaning assigned to such term in the preamble.

“Lead Rich” has the meaning assigned to such term in the preamble.

“Lead Rich Share Charge” means the Share Charge, dated as of the date hereof, between Lead Rich, as chargor, and the Parent Lender, as chargee.

“Legal Costs” means, with respect to any Person, all out-of-pocket expenses for (a) all reasonable fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person, and (b) all court costs and similar legal expenses.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York, Hong Kong or the PRC are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Listing Entity” means the Note Party whose Common Stock is listed through the Qualifying Listing.

“Listing Offer” has the meaning assigned to such term in Section 9.1(a).

“Listing Offer Payment Date” has the meaning assigned to such term in Section 9.1(c).

“Listing Offer Period” has the meaning assigned to such term in Section 9.1(c).

“Listing Offer Purchase Date” has the meaning assigned to such term in Section 9.1(c).

“Listing Payment Amount” has the meaning assigned to such term in Section 9.1(a).

“Make-Whole Premium” means, with respect to all or any portion of the Notes held by any Holder (excluding any Notes representing any PIK Interest Amount), the amount that (together with any interest paid on such Notes, and subject to Section 6.1(d)) will cause such Holder to have a return of 19.5% per annum on the aggregate outstanding principal amount of such Notes (or such portion thereof) for the period commencing on the date such Holder is registered as the holder of such Notes (or such portion thereof) and ending on the date such principal amount is paid pursuant to (a) Section 6.1(g), 7.2(a) or 9.3(a), as applicable, or (b) in the case of any Make-Whole Premium payable under Section 9.12, Section 9.4.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

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“Material Adverse Effect” means a material adverse effect on (a) the property, business, operations, financial condition, liabilities or capitalization of the Note Parties, taken as a whole, (b) the ability of any Note Party or any other Obligor to perform its payment obligations or any of its material obligations under any of the Note Documents to which such Person is a party, (c) the validity or enforceability of any of the Note Documents, (d) the material rights and remedies of the Holders under any of the Note Documents or (e) the timely payment of any principal or premium of, or interest on, any of the Notes.

“Maturity Date” means the date falling sixty (60) months and one (1) day from the date of issuance of the Notes.

“Merger” has the meaning assigned to such term in the preamble.

“Merger Agreement” has the meaning assigned to such term in the preamble.

“Merger Filing Escrow Agreement” means the agreement to be entered into in the Agreed Form among the Parent Lender, Parent, the Company and the other parties thereto, pursuant to which, among other things, an agent is appointed to file the Articles of Merger with the Secretary of State of the State of Nevada and such agent is directed to make such filing upon the occurrence of certain events.

“Merger Sub” has the meaning assigned to such term in the preamble.

“Missed Target Redemption Notice” has the meaning assigned to such term in Section 9.3(b).

“Missed Target Redemption Period” has the meaning assigned to such term in Section 9.3(b).

“Missed Target Redemption Price” has the meaning assigned to such term in Section 9.3(a).

“MOFCOM” means the Ministry of Commerce of the PRC.

“MSPEA” means MSPEA Agriculture Holding Limited, a company with limited liability incorporated under the law of Cayman Islands.

“Ms. Zhong” means Ms. Zhong Xingmei (holder of Canadian passport No. JX583520).

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a)          all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all U.S. federal, state, national, provincial, foreign and local taxes required to be accrued as a liability under Applicable GAAP, as a consequence of such Asset Sale,

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(b)          all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be Repaid out of the proceeds from such Asset Sale,

(c)          all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

(d)          appropriate amounts provided by the seller as a reserve, in accordance with Applicable GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by any Note Party after such Asset Sale.

“Non-Funding” has the meaning assigned to such term in Section 2.4.

“Nongfeng Share Acquisition” has the meaning assigned to such term in Section 6.28.

“Note Documents” means this Agreement, the Notes, the Security Documents, the Warrant Agreement, the Warrant Certificate (as defined in the Warrant Agreement), the Call Option Agreement, each other document designated as such by both the Holders and Issuer in writing, and all documents, instruments and agreements entered into in connection with the foregoing, each as amended, restated or otherwise modified from time to time.

“Note Parties” means, collectively, Orient Blossom, Issuer, each Subsidiary of Issuer, and each Person of whom Issuer is a Subsidiary, and excludes, for the avoidance of doubt, MSPEA, Lead Rich and each Person of whom MSPEA or Lead Rich is a Subsidiary.

“Note Proceeds Escrow Agent” means The Hongkong and Shanghai Banking Corporation Limited and its successor escrow agents under the Note Proceeds Escrow Agreement.

“Note Proceeds Escrow Agreement” means the escrow agreement to be entered into in the Agreed Form among the The Hongkong and Shanghai Banking Corporation Limited, as escrow agent, the Purchaser and the other parties thereto, pursuant to which, among other things, the Note Proceeds Escrow Agent agrees to take certain actions in connection with the Transactions.

“Notes” has the meaning assigned to such term in Section 2.1.

“Obligations” means all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Obligor under this Agreement, any other Note Document or any other document or instrument executed in connection herewith or therewith, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

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“Obligor” means each of Issuer and the other Persons (other than the Purchaser and the Collateral Agent) that execute a Note Document.

“Officer” means, with respect to Issuer, its Chairman of the Board, the Chief Executive Officer, the President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”), the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary.

“Officers’ Certificate” means a certificate, signed by two Officers of Issuer, at least one of whom shall be the principal executive officer or principal financial officer of Issuer, in respect of satisfaction of any covenant or condition and setting forth each of the following (in addition to meeting each requirement that is otherwise specifically provided in such covenant or condition):

(a)          a statement that each Person making such certificate or opinion has read such covenant or condition;

(b)          a brief statement as to the nature and scope of the examination or investigation upon which the statements contained in such certificate are based;

(c)          a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)          a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

“Operating Company” means each of Yongye Nongfeng and Yongye Fumin and each of their respective Subsidiaries from time to time.

“Opinion of Counsel” means an opinion from legal counsel of recognized standing in respect of satisfaction of any covenant or condition and setting forth each of the following (in addition to meeting each requirement that is otherwise specifically provided in such covenant or condition):

(a)          a statement that the Person making such opinion has read such covenant or condition;

(b)          a brief statement as to the nature and scope of the examination or investigation upon which the opinions contained in such opinion are based;

(c)          a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)          a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

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With respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate, certificates of public officials or reports or opinions of experts.

“Option Grantor” has the meaning assigned to such term in the definition of Call Option Agreement.

“Orient Blossom” means Orient Blossom Investments Limited, a company with limited liability incorporated under the law of the British Virgin Islands.

“Original Financial Statements” means the audited and unaudited consolidated financial statements referred to in Section 5.5.

“Original Preferred Stock” means the Series A Preferred Shares of Issuer to be issued upon the Closing pursuant to the Shareholders Agreement.

“Parent” has the meaning assigned to such term in the preamble.

“Parent Credit Agreement” means the Foreign Exchange Facility Contract, dated September 23, 2013, between Parent and the Parent Lender.

“Parent Lender” has the meaning assigned to such term in the preamble.

“Parent Loan” means the Debt permitted to be Incurred under clause (b) of the definition of “Permitted Debt”.

“Parent Loan Documents” means the Parent Credit Agreement, the “Guarantee Contracts” and “Pledge Contracts” (each, as defined in the Parent Credit Agreement), any other document designated as such by the parties to the Parent Credit Agreement in writing, and all other documents, instruments and agreements entered into connection with the foregoing, each as amended, restated or otherwise modified from time to time.

“Paying Agent” has the meaning assigned to such term in the Merger Agreement.

“Paying Agent Agreement” has the meaning assigned to such term in the Interim Investors Agreement.

“Permitted Business” means any business in which any Note Party was engaged on the date hereof and any business that is a reasonable extension thereof or is ancillary or related thereto.

“Permitted Debt” means

(a)          Debt of Issuer evidenced by the Notes;

(b)          Debt of Parent Incurred under the Parent Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $214,000,000 (or its equivalent in another currency; provided that the amount of Debt so Incurred shall not be deemed to exceed such amount as a result of changes in foreign currency exchange rates), which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Senior Debt and not subsequently reinvested in Additional Assets pursuant to Section 6.11;

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(c)          Debt of any Note Party listed on Schedule 5.19 and not otherwise described in clauses (a) and (b) above; and

(d)          Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to Section 6.8(a)(i) and clause (c) above.

“Permitted Investment” means any Investment by any Note Party in:

(a)          Issuer or any of its Subsidiaries engaged in a Permitted Business,

(b)          any Person that will, upon the making of such Investment, become a Subsidiary of Issuer, provided that the primary business of such Subsidiary is a Permitted Business;

(c)          any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, Issuer or a Subsidiary of Issuer, provided that such Person’s primary business is a Permitted Business;

(d)          Cash Equivalents;

(e)          receivables owing to Issuer or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Issuer or such Subsidiary deems reasonable under the circumstances;

(f)          payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses under Applicable GAAP and that are made in the ordinary course of business;

(g)          stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to Issuer or one of its Subsidiaries or in satisfaction of judgments;

(h)          any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with (A) an Asset Sale consummated in compliance with Section 6.11 or (B) any disposition of Property not constituting an Asset Sale consummated in compliance with Section 6.12; and

(i)          Hedging Obligations by Issuer or any Subsidiary that are otherwise permitted to be incurred under this Agreement, and which were entered into for financial management of interest rates, foreign currency exchange rates or commodity prices and are directly related to transactions entered into by such Person in the ordinary course of its business, and not for speculative purposes.

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“Permitted Liens” means:

(a)          Liens securing, or created for the benefit of securing, the Obligations;

(b)          Liens to secure the Parent Loan; provided that the Collateral Agent, for the benefit of the Holders, shall (to the extent permitted by applicable law) have been granted second-priority Liens on all assets subject to the Liens described in this clause (b);

(c)          Liens for taxes, assessments or governmental charges or levies on the Property of any Note Party if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with Applicable GAAP shall have been made therefor;

(d)          Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of any Note Party arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(e)          Liens on the Property of any Note Party Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Note Parties taken as a whole;

(f)          Liens on Property at the time any Note Party acquired such Property, including any acquisition by means of a merger or consolidation with or into such Note Party; provided, however, that any such Lien may not extend to any other Property of such Note Party; provided further, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by such Note Party;

(g)          Liens on the Property of a Person at the time such Person becomes a Subsidiary of Issuer; provided, however, that any such Lien may not extend to any other Property of Issuer or any other Subsidiary of Issuer that is not a direct Subsidiary of such Person; provided further, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of Issuer;

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(h)          pledges or deposits by any Note Party under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which any Note Party is party, or deposits to secure public or statutory obligations of Issuer, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(i)          utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j)          Liens listed on Schedule 5.19 and not otherwise described in clauses (a) through (i) above;

(k)          Liens on the Property of any Note Party to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clauses (f), (g) or (j) above; provided, however, that:

(i)          any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property), and the aggregate principal amount of Debt (and other obligations thereunder) that is secured by such Lien shall not be increased to an amount greater than the sum of:

(A)         the outstanding principal amount, or, if greater, the committed amount, of the Debt (and other obligations thereunder) secured by Liens described under clauses (f), (g) or (j) above, as the case may be, at the time the original Lien became a Permitted Lien under this Agreement, and

(B)         an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by such Note Party in connection with such Refinancing; and

(ii)         such Refinancing is permitted under clause (d) of the definition of “Permitted Debt”.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a)          such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(i)          the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(ii)         an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

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(b)          the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced (in each case, measured from the date of such Refinancing),

(c)          the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced,

(d)          the new Debt shall not be senior in right of payment to the Debt that is being Refinanced, and

(e)          the new Debt, the proceeds of which are used to Refinance any Debt that is pari passu with or subordinate to the Notes, shall only be permitted if (i) in case the Debt to be Refinanced is pari passu with the Notes, such new Debt, by its terms or by terms of any agreement or instrument pursuant to which such new Debt is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the Notes, or (ii) in case the Debt to be Refinanced is subordinated in right of payment to the Notes, such new Debt, by its terms or by the terms of any agreement or instrument to which such new Debt is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Debt to be Refinanced is subordinated to the Notes.

“Permitted Stock Exchange” means any of the following exchanges: the Hong Kong Stock Exchange or another internationally recognized stock exchange mutually agreed between Issuer and the Purchaser.

“Person” means a corporation, an association, a partnership, a limited liability company, an individual, a joint venture, a joint stock company, a trust, an unincorporated organization, a government or an agency or a political subdivision thereof, or any other entity.

“PIK Interest Amount” has the meaning assigned to such term in Section 6.1(d).

“PRC” means the People’s Republic of China, exclusive of Taiwan, Macau and Hong Kong.

“PRC Collateral” means the collateral described in the PRC Security Documents.

“PRC Security Documents” means the Security Documents referred to in clauses (g) and (h) of the definition of “Security Documents”.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Issuer or any of its Subsidiaries held by Persons other than Issuer or any of its Wholly Owned Subsidiaries. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

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“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by Issuer’s Board of Directors after consultation with the independent certified public accountants of Issuer, or otherwise a calculation made in good faith by Issuer’s Board of Directors after consultation with the independent certified public accountants of Issuer, as the case may be.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including intellectual property rights and Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Agreement, the value of any Property shall be its Fair Market Value.

“Purchaser” has the meaning assigned to such term in the preamble.

“Qualifying Listing” means the successful completion and maintenance of the initial public offering of the equity securities of any Note Party on any Permitted Stock Exchange that results in an implied equity valuation for such Note Party and its Subsidiaries, on a consolidated basis, of not less than $800,000,000 upon the completion of such offering.

“Ratable Portion” means, with respect to any Holder, the percentage obtained by dividing the aggregate outstanding principal amount of the Notes held by such Holder by the aggregate outstanding principal amount of the Notes held by all Holders.

“Redemption Price” means, with respect to any Note or Notes, the price equal to 100% of the aggregate outstanding principal amount of such Note or Notes plus all accrued and unpaid interest thereon.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay (in whole or in part), or to issue other Debt in exchange or replacement for (in whole or in part), such Debt (and “Refinanced” and “Refinancing” shall have meanings correlative to the foregoing).

“Register” has the meaning assigned to such term in Section 2.6.

“Release Notice” has the meaning assigned to such term in Section 2.4.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt (and “Repayment” and “Repaid” shall have meanings correlative to the foregoing). For purposes of Section 6.11 and the definition of “Fixed Charge Coverage Ratio”, Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Repayment Redemption Notice” has the meaning assigned to such term in Section 9.2(b).

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“Requisite Holders” means, collectively, Holders holding more than fifty percent (50%) of the aggregate outstanding principal amount of Notes.

“Restricted Payment” means:

(a)          any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of any Note Party (including any payment in connection with any merger or consolidation with or into any Note Party), except for any dividend or distribution that is made solely to Issuer or any of its Subsidiaries (and, if such Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Subsidiary on a pro rata basis or on a basis that results in the receipt by Issuer or any of its Subsidiaries of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of Issuer;

(b)          the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of any Note Party or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any such Capital Stock (other than for or into Capital Stock of Issuer that is not Disqualified Stock);

(c)          the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Debt (other than the purchase, repurchase or other acquisition of any Subordinated Debt purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

(d)          any Investment (other than Permitted Investments) in any Person.

“Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as amended from time to time, and any successor rule or regulation thereto.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAIC” means the State Administration for Industry and Commerce of the PRC.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby Issuer or any other Note Party transfers such Property to another Person and Issuer or any other Note Party leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute or law thereto.

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“Security Documents” shall mean, collectively, the following documents (in each case, (i) made in favor of the Collateral Agent for the benefit of the Holders and (ii) pursuant to which Liens are granted that are second in priority only to the Liens securing the Parent Loan), each as amended, restated or otherwise modified from time to time:

(a)          a share charge evidencing the pledge by the Founder of all of his shares in Orient Blossom and a share charge evidencing the pledge by Ms. Zhong of 5,657,704 shares in Orient Blossom;

(b)          a share charge evidencing the pledge by Orient Blossom of all of the shares held by it in Issuer;

(c)          a share charge evidencing the pledge by Issuer of all of the shares in Parent;

(d)          a pledge agreement evidencing the pledge by Parent of all of the shares in the Company, effective upon the Effective Time;

(e)          a share charge evidencing the pledge by the Company of all of the shares in Fullmax Pacific, effective upon the Effective Time;

(f)          a share charge evidencing the pledge by Fullmax Pacific of all of the shares in Asia Standard Oil, effective upon the Effective Time;

(g)          to the extent permitted by applicable law, a share charge evidencing the pledge by Asia Standard Oil of 100% of the shares in Yongye Nongfeng, such pledge to be effective once Asia Standard Oil holds 100% of the shares in Yongye Nongfeng and to be registered and/or perfected upon the release of the pledge of such collateral in favor of the Parent Lender;

(h)          to the extent permitted by applicable law, each mortgage, pledge or other security over any assets of the Note Parties over which any security is granted in favor of Baoshang Bank, in each case, such mortgage, pledge or other security to be registered and/or perfected after the mortgage, pledge or other security over such collateral in favor of Baoshang Bank has been released and to be effective no earlier than the Effective Time;

(i)          to the extent permitted by applicable law, each other document evidencing or creating security (other than a pledge of shares in Issuer by MSPEA or Lead Rich and a pledge of 2,000,000 shares in Orient Blossom by Ms. Zhong) provided to the Parent Lender pursuant to and in accordance with the Parent Loan Documents;

(j)          each other document evidencing or creating security over any asset to secure any Obligation; and

(k)          each other document designated as such by the Collateral Agent and Issuer in writing.

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“Senior Debt” means, in respect of Issuer or any of its Subsidiaries:

(a)          all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Issuer whether or not such post-filing interest is allowed in such proceeding) in respect of

(i)          Debt for borrowed money, and

(ii)         Debt evidenced by notes, debentures, bonds or other similar instruments permitted under this Agreement for the payment of which Issuer or any such Subsidiary is responsible or liable;

(b)          all Capital Lease Obligations and all Attributable Debt;

(c)          all obligations

(i)          for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(ii)         under Hedging Obligations, or

(iii)        issued or assumed as the deferred purchase price of Property and all conditional sale obligations of Issuer and all obligations under any title retention agreement permitted under this Agreement; and

(d)          all obligations of other Persons of the type referred to in clauses (a), (b) and (c) above for the payment of which Issuer or any such Subsidiary is responsible or liable as a guarantor;

provided, however, that Senior Debt shall not include:

(A)         Debt of Issuer that is by its terms subordinated in right of payment to the Notes, including any Subordinated Debt;

(B)         any Debt Incurred in violation of the provisions of this Agreement;

(C)         accounts payable or any other obligations of Issuer or any other Note Party to trade creditors created or assumed by Issuer in the ordinary course of business in connection with the obtaining of materials or services (including guarantees thereof or instruments evidencing such liabilities);

(D)         any liability for U.S. federal, state, national, provincial, local or other taxes owed or owing by Issuer or any other Note Party;

(E)         any obligation of a Note Party to another Note Party; or

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(F)         any obligations with respect to any Capital Stock of Issuer or any other Note Party.

To the extent that any payment of Senior Debt (whether by or on behalf of Issuer as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Shareholders Agreement” means the Shareholders Agreement in the Agreed Form, dated as of the Closing, among Issuer, Orient Blossom, MSPEA, Lead Rich and the other parties thereto.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Representations” shall mean the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Authorization; No Conflicts) (other than clause (b)(iii) thereof), 5.3 (Validity; Binding Effect), 5.7 (Ownership of Properties; Liens), 5.9 (Litigation; Liabilities); 5.10 (Taxes), 5.17 (Solvency), Section 5.18 (Capitalization), 5.19 (Debt) and 5.23(a) (Security Documents), in each case, solely with respect to Note Parties other than Orient Blossom, the Company and its Subsidiaries.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Debt (including, without limitation, a scheduled Repayment or a scheduled sinking fund payment), the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and will not include any contingent obligations to Repay any such interest or principal prior to the date originally scheduled for the payment hereof.

“Subordinated Debt” means Debt of Issuer that is subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means (a) an agreement among any of Issuer, a subordinating creditor of Issuer and the Holders, pursuant to which (i) the Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations and (ii) the subordinating creditor agrees not to require, accept or maintain any Lien(s) on any assets of Issuer and its Subsidiaries, and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Issuer.

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“Surviving Person” means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of Section 6.12, a Person to whom all or substantially all of the Property of Issuer or a Subsidiary is sold, transferred, assigned, leased, conveyed or otherwise disposed.

“Transaction Documents” means, collectively, the Note Documents, the Merger Agreement, the Interim Investors Agreement, the Equity Commitment Letters (as defined in the Merger Agreement), the Parent Credit Agreement, the Merger Filing Escrow Agreement, the Note Proceeds Escrow Agreement, the Paying Agent Agreement, the Funds Flow Statement, each other document designated as such in Annex B, and all documents, instruments and agreements entered into in connection with the foregoing, each as amended, restated or otherwise modified from time to time.

“Transaction Expenses” means the fees, costs and expenses payable by the Note Parties in connection with the Transactions and related transactions.

“Transactions” means, collectively, the transactions contemplated by the Transaction Documents, including but not limited to the Merger and the funding of the facility extended under the Parent Credit Agreement.

“US GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement, including those set forth in:

(a)          the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b)          the statements and pronouncements of the Financial Accounting Standards Board,

(c)          such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d)          the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

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“Warrant Agreement” means that certain agreement to purchase warrants, dated as of the Closing, substantially in the form attached hereto as Exhibit B, as may be amended from time to time.

“Warrants” has the meaning assigned to such term in the preamble.

“WFOE Share Charge” means the Security Document referred to in clause (g) of the definition of “Security Documents”.

“Wholly Owned Subsidiary” means, as to any Person, another Person all of the equity interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly Owned Subsidiary of such Person. Unless the context otherwise requires, each reference to a Wholly Owned Subsidiary herein shall be a reference to a Wholly Owned Subsidiary of Issuer.

“Yongye Fumin” means Inner Mongolia Yongye Fumin Biotechnology Co., Ltd., a company with limited liability incorporated under the law of China.

“Yongye Nongfeng” means Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd., a company with limited liability incorporated under the law of China.

1.2         Interpretive Provisions

Unless otherwise specified herein or in any other Note Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Note Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Note Document, shall be construed to refer to such Note Document in its entirety and not to any particular provision thereof, (iv) all references in a Note Document to Articles, Sections, Preliminary Statements, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Annexes, Exhibits and Schedules to, the Note Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document.

Article II

PURCHASE AND SALE OF SECURITIES

2.1         Issue of Notes

Issuer has authorized the issuance and sale of $35,000,000 in initial aggregate principal amount of its PIK Secured Notes due on the Maturity Date (the “Notes”) to be dated the date of Closing. The parties acknowledge and agree that the Notes shall not bear any interest except as expressly provided in Section 6.1. The principal amount of the Notes shall, subject to the provisions of Article IX, mature and be payable in full and in cash, by wire transfer of immediately available funds, on the Maturity Date. The Notes shall be substantially in the form attached hereto as Exhibit A.

2.2         Sale and Purchase of the Notes

(a)          In reliance upon the Purchaser’s representations made in Section 2.3 hereof and subject to the terms and conditions set forth in the Note Documents, Issuer hereby agrees to issue to the Purchaser the aggregate principal amount of Notes set forth adjacent to the Purchaser’s name on Annex A hereto. Amounts issued under this Section 2.2(a) and Repaid may not be reissued.

(b)          In reliance upon the representations and warranties of the Note Parties contained in the Note Documents, and subject to the terms and conditions set forth herein and therein, the Purchaser hereby agrees to purchase the aggregate principal amount of Notes set forth adjacent to the Purchaser’s name on Annex A hereto. Notwithstanding anything to the contrary herein, subject to satisfaction or waiver in writing by the Purchaser of each of the conditions set forth in Article III, the Closing shall be deemed to occur contemporaneously with the Effective Time and the Notes shall not be deemed to have been issued by Issuer, or purchased by the Purchaser, before the Effective Time.

2.3         Representations and Agreements of the Purchaser

(a)          The Purchaser represents that it is receiving the Notes purchased by it for its own account, for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act.

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The Purchaser further represents, agrees and acknowledges that it:

(1)         is either (A) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”) and a “Qualified Purchaser” within the meaning of Section 3(c)(7) of the Investment Company Act of 1940, as amended (a “QP”), or (B) a non-U.S. person for the purposes of Regulation S and a QP;

(2)         fully understands the limitations on transfer described in Section 2.3(b) hereof and the restrictions on sales and other dispositions in the Note Documents;

(3)         is able to bear the economic risk of its investment in the Notes and is currently able to afford the complete loss of such investment;

(4)         did not employ any broker or finder in connection with the transactions contemplated in this Agreement;

(5)         understands that (A) the Notes have not been registered under the Securities Act and are being issued by Issuer in transactions exempt from the registration requirements of the Securities Act and Issuer has not undertaken to register the Notes under the Securities Act or any state or blue sky law and (B) the Notes may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act and otherwise in accordance with the restriction on sales and other dispositions in the Note Documents;

(6)         if and only to the extent transfers of the Notes are otherwise permitted under this Agreement, will solicit offers for the Notes only from, will offer the Notes only to, and will transfer the Notes only to persons that it reasonably believes to be (A) QIBs and QPs or (B) in the case of offers and transfers outside the United States, to QPs and persons other than U.S. persons (including dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S;

(7)         will not offer or sell the Notes using any form of general solicitation or general advertising (within the meaning of Regulation D) or in any manner involving a public offering within the meaning of Section 4(2) under the Securities Act;

(8)         if and only to the extent transfers of the Notes are otherwise permitted under this Agreement, with respect to offers and sales outside the United States:

at or prior to the confirmation of any sale of any Notes sold in reliance on Regulation S, it will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchases Notes from it during the “distribution compliance period” (as defined in Regulation S) a confirmation or notice substantially to the following effect:

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“The Notes covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, (i) as part of their distribution at any time; or (ii) otherwise until 40 days after the later of the date of issuance of the Notes and the commencement of the offering, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meanings given to them by Regulation S.”; and

it has offered the Notes and will offer and sell the Notes (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing, only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 2.3(a)(5); accordingly, it has not engaged nor will engage in any “directed selling efforts” (within the meaning of Regulation S) with respect to the Notes, and has complied and will comply with the “offering restrictions” requirements of Regulations S (terms used in this clause (8) have the meanings given to them by Regulation S);

(9)         in connection with making its decision to purchase the Notes, has not been provided with any information (other than information which is publicly available) regarding Issuer, the Company or the Notes by any Person other than Issuer or the Company and has not relied upon any information (other than information which is publicly available) regarding Issuer, the Company or the Notes provided by any Person other than Issuer or the Company; and

(10)        has had access to all information that it believes is necessary, sufficient or appropriate in connection with its purchase of the Notes, has made an independent decision to purchase the Notes based on the information concerning the business and financial condition of Issuer and other information available to it, which it has determined is adequate for that purpose.

(b)          If the Purchaser desires to sell or otherwise dispose of all or any part of its Notes pursuant to an exemption from the registration requirements of the Securities Act other than a sale or disposition to Issuer, then, if requested by Issuer, it will deliver to Issuer, at Issuer’s election, either (i) an Opinion of Counsel, reasonably satisfactory in form and substance to Issuer, that an exemption from registration under the Securities Act is available or (ii) such other documents and certificates as Issuer or its counsel may reasonably require in order to enable Issuer and its counsel to determine that an exemption from registration under the Securities Act is applicable. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or substitution thereof) shall bear the following legend:

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER AGREES TO OFFER, SELL, TRANSFER, ASSIGN, PLEDGE OR OTHERWISE TRANSFER THE SECURITIES REPRESENTED BY THIS CERTIFICATE ONLY (A) (i) TO ISSUER, (ii) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER, (iii) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (iv) OUTSIDE THE UNITED STATES PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT OR (v) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (B) IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) ONLY TO A “QUALIFIED PURCHASER” WITHIN THE MEANING OF SECTION 3(C)(7) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND (D) SUBJECT TO ISSUER’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL FOR THE HOLDER OR OTHER DOCUMENTS AND CERTIFICATES REASONABLY SATISFACTORY TO ISSUER AND ITS LEGAL COUNSEL ESTABLISHING THAT ANY SUCH OFFER, SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ISSUER HAS NOT REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED.”

2.4           Expenses

Issuer shall pay all reasonable out-of-pocket and invoiced costs and expenses incurred by the Purchaser or the Collateral Agent in connection with the transactions contemplated by this Agreement and the other Note Documents, including, without limitation, all reasonable out-of-pocket and invoiced expenses (including the fees and disbursements of one counsel) incurred by the Purchaser or the Collateral Agent in connection with any amendment, modification, waiver, consent, or, during the continuance of an Event of Default, preservation or enforcement of rights under the Note Documents or any other documents contemplated hereby or thereby, except that Issuer shall not be obligated to make any such payment if the Purchaser fails to deliver to the Note Proceeds Escrow Agent, no later than 12:00 midnight Hong Kong time at the end of the second entire Business Day following satisfaction of all of the following conditions, a copy of the Release Notice (as defined in the Note Proceeds Escrow Agreement, the “Release Notice”) executed by the Purchaser (such failure, the “Non-Funding”):

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(a)          each of Issuer, Parent and Merger Sub delivers to the Purchaser a written certificate in the Agreed Form, signed by an Officer of such party, certifying in good faith that all of the conditions to such party’s obligation to consummate the Merger set forth in Article VII of the Merger Agreement have been satisfied as of the date of such certificate as if such date were the Closing Date (as defined in the Merger Agreement) (other than the delivery of the certificates required by Sections 7.02(c) and 7.03(c) of the Merger Agreement, which shall take place on the Closing Date (as defined in the Merger Agreement)) and that such party is not aware of any reason why such conditions will not be satisfied on the Closing Date (as defined in the Merger Agreement);

(b)          the Parent Lender confirms to Issuer and the Purchaser that, subject only to confirmation by the Paying Agent of its receipt of $35,000,000 for the purchase of the Notes, $15,000,000 in respect of the Sponsor Equity Financing (as defined in the Merger Agreement) and $12,000,000 in respect of the CEO Equity Financing (as defined in the Merger Agreement), it is ready to deposit $214,000,000 with the Paying Agent pursuant to the Parent Credit Agreement;

(c)          the Founder confirms to Issuer and the Purchaser that he shall deposit $12,000,000 with the Paying Agent in respect of the CEO Equity Financing (as defined in the Merger Agreement) concurrently with the Purchaser depositing $35,000,000 for the purchase of the Notes and $15,000,000 in respect of the Sponsor Equity Financing (as defined in the Merger Agreement) with the Paying Agent;

(d)          Issuer and MSPEA deliver to the Purchaser a written certificate in the Agreed Form, signed by an Officer of each of them, certifying in good faith that all of the conditions to the Purchaser’s obligation to purchase and pay for the Notes set forth in Article III (i) that can be satisfied on the date of such certificate are satisfied on such date and will be satisfied on the Closing without further action by any Person and (ii) that cannot be satisfied on the date of such certificate will be satisfied on the Closing without further action by any Person; and

(e)          arrangements reasonably satisfactory to the Purchaser have been made for the payment of its and the Collateral Agent’s costs and expenses by Issuer as contemplated by Section 3.8 (the conditions described in the immediately foregoing clauses (a) through (e), collectively, the “Escrow Release Conditions”).

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2.5         Indemnification

(a)          In addition to all rights and remedies available to the Holders at law or in equity, Issuer hereby agrees to indemnify, exonerate and hold each Holder, the Collateral Agent and each of the partners, officers, directors, employees, Affiliates, agents, trustees and advisors of each Holder and the Collateral Agent (each an “Indemnified Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Indemnified Parties or any of them as a result of, or arising out of, or relating to (a) any transaction entered into in connection with the Note Documents, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Issuer or any other Note Party or Obligor, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Note Party or Obligor or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Note Party, any Obligor or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Note Document by the respective parties thereto, except, in each case, to the extent any such Indemnified Liabilities result from the applicable Indemnified Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Issuer hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Notwithstanding anything to the contrary herein, Issuer shall have no obligation under this Section 2.5(a) if the Non-Funding shall have occurred.

(b)          All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby without limit, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of, the Holders, their advisors and/or any of the Indemnified Parties or the acceptance by Issuer of any certificate or opinion.

(c)          In addition, Issuer agrees to reimburse any Indemnified Party within five Business Days after written demand for all reasonable expenses (including legal counsel fees for one counsel for the Holders and the Collateral Agent) incurred by such Indemnified Party in connection with investigating, preparing or defending any such action or claim; provided, however, that such Indemnified Party is entitled to be indemnified hereunder with respect to such claim. The indemnity, contribution and expenses reimbursement obligations that Issuer has under this Section 2.5 shall be in addition to any liability that Issuer may otherwise have at law or in equity. Issuer further agrees that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Party is a formal party to any such lawsuits, claims or other proceedings. Notwithstanding anything to the contrary herein, Issuer shall have no obligation under this Section 2.5(c) if the Non-Funding shall have occurred.

(d)          Any indemnification of or payments in respect of contribution to an Indemnified Party by Issuer pursuant to this Section 2.5 shall be effected by wire transfer of immediately available funds from Issuer to an account designated by such Indemnified Party within five Business Days after written demand.

2.6         Registration of Notes; etc.

(a)          Issuer will maintain a register for the Notes to provide for the registration and transfer of the Notes (the “Register”). In order for any transfer of a Note to be effective, the Note must be surrendered to Issuer and a new Note must be issued by Issuer to the transferee. Issuer shall record each transfer on the Register. The Register shall be conclusive evidence of the ownership of the Notes. Issuer shall not treat any Person as the owner of a Note unless such Person is the owner of the Note reflected on the Register.

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(b)          Upon surrender for registration of transfer of any Notes to the extent permitted hereunder, Issuer, at its expense, will execute and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same type, and of a like aggregate principal amount.

(c)          Notes may be exchanged at the option of any Holder thereof for Notes of a like aggregate principal amount, as applicable, but in different denominations. Whenever any Notes are so surrendered for exchange, Issuer, at its expense, will execute and deliver the Notes that the Holder making the exchange is entitled to receive.

(d)          All Notes issued upon any registration of transfer or exchange of such Notes will be the legal and valid obligations of Issuer, evidencing the same interests, and entitled to the same benefits, as the Notes surrendered upon such registration of transfer or exchange.

(e)          Every Note presented or surrendered for registration of transfer or exchange will (if so required) be duly endorsed or will be accompanied by a written instrument of transfer in form reasonably satisfactory to Issuer, duly executed by the Holder thereof or its attorney duly authorized in writing.

(f)          Any transfer of any of the Notes or assignment pursuant to Section 11.3 is subject to the requirements of Sections 2.3(b) and 2.6(a) hereof.

(g)          Notwithstanding anything to the contrary herein, if all of the Notes of any Holder are redeemed pursuant to Section 9.4, such Holder shall continue to be a Holder for all purposes under this Agreement (including, without limitation, for purposes of Sections 9.11, 10.4, 11.4 and 11.13) and under each other document entered into in connection herewith (including, without limitation, the Amendment Agreement) until the latest of (a) the date it no longer has any right under Section 9.12, (b) if it has exercised any such right, the date on which it receives payment in full of all amounts payable to it as a result of such exercise and (c) the date of Repayment in full of all other Obligations (other than contingent obligations) owing to such Holder.

2.7           Note Proceeds Escrow Arrangements

On the date of the Merger Agreement, the Purchaser will deposit $35,000,000 with the Note Proceeds Escrow Agent to be held pursuant to the terms of the Note Proceeds Escrow Agreement. Upon the satisfaction of the Escrow Release Conditions, the Purchaser shall promptly deliver to the Note Proceeds Escrow Agent a copy of the Release Notice executed by the Purchaser.

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Article III

CLOSING CONDITIONS

The Purchaser’s obligation to purchase and pay for the Notes shall be subject to the satisfaction or waiver in writing by the Purchaser of each of the following conditions on or before the Closing:

3.1         Opinions of Counsel

The Purchaser shall have received written opinions, each in the Agreed Form and dated as of a date no earlier than five Business Days prior to the Closing, from (a) Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel for Issuer, (b) Nevada counsel for Issuer, (c) BVI counsel for Issuer, (d) Cayman counsel for Issuer, (e) Skadden, Arps, Slate, Meagher & Flom, Hong Kong counsel for Issuer and (f) PRC counsel for Issuer.

3.2         Major Default

(a)          After giving effect to the issuance of the Notes and the other Transactions contemplated by the Transaction Documents, no default is continuing or would result therefrom under Sections 6.4 (Taxes), 6.6 (Corporate Existence), 6.8 (Incurrence of Additional Debt), 6.9 (Restricted Payments), 6.10(a) (Liens), 6.11 (Asset Sales), 6.12 (Merger, Consolidation and Acquisition), 6.17 (Issuance or Sale of Capital Stock of Subsidiaries), 6.20 (Impairment of Security Interest) or 6.25 (Governmental Approvals and Licenses) or clauses (a), (b), (g), (h), (m), (o) or (r) of Section 7.1 (Events of Default), in each case, with respect to any Note Party other than the Company and its Subsidiaries.

(b)          There shall be no default under or breach of any obligation required to be performed by the Company under the Merger Agreement or any representation or warranty made by the Company being incorrect or misleading and which in either case permits the Parent or Merger Sub to terminate the Merger Agreement, and no Company Material Adverse Effect (as defined in the Merger Agreement) shall have occurred.

3.3         Representations

The Specified Representations that are qualified as to materiality or Material Adverse Effect shall be true and correct on and as of the Closing and the Specified Representations that are not so qualified shall be true and correct in all material respects on and as of the Closing.

3.4         Documents

(a)          Officer’s Certificate. The Purchaser shall have received a certificate dated the Closing and signed by an Officer of Issuer, together with all attachments thereto, in the Agreed Form:

(i)          certifying that (A) the conditions set forth in this Article III have been satisfied on and as of such date and (B) the Specified Representations that are qualified as to materiality or Material Adverse Effect shall be true and correct on and as of the Closing and the Specified Representations that are not so qualified shall be true and correct in all material respects on and as of the Closing;

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(ii)         certifying that the SEC has informed Issuer that it has no further comments on the public disclosure required by United States federal securities laws and rules in connection with the Transactions and attaching any comment letters and responses from the SEC, if any;

(iii)        attaching an accurate and complete copy of the executed and undated Articles of Merger;

(iv)         attaching an updated Schedule 5.9 as of the Closing (after giving effect to the Transactions);

(v)          attaching an updated Schedule 5.18 setting forth the authorized equity securities of each Note Party as of the Closing (after giving effect to the Transactions); and

(vi)         attaching an updated Schedule 5.19 setting forth in reasonable detail (1) all outstanding short term and long term Debt of the respective Note Parties (including the names of the creditors and principal amounts of all such Debt and specifying all Debt to which the Debt represented by the Notes is in any way contractually subordinated) and (2) all Liens on the property or assets of the respective Note Parties, showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of the respective Note Parties subject thereto, in each case, after giving effect to the Transactions.

(b)          Note Documents. Each Note Document (in the Agreed Form) shall have been duly executed and delivered by the parties thereto, including each of the documents (in the Agreed Form) set forth in Annex B, with the understanding that the WFOE Share Charge will be undated and held by the Collateral Agent until the consummation of the Nongfeng Share Acquisition and the Collateral Agent is hereby authorized to date and release the WFOE Share Charge upon such consummation, in each case, without further action by any Note Party.

(c)          Other Documents. The Purchaser shall have received a copy of the Transaction Documents (in the Agreed Form) other than the Note Documents, in each case duly executed and delivered by the parties thereto, including each of the documents (in the Agreed Form) set forth in Annex B.

3.5           Issuance of the Notes

Pursuant to Section 2.2 hereof, Issuer shall have issued and delivered to the Purchaser the aggregate principal amount of Notes set forth adjacent to the Purchaser’s name on Annex A hereto.

3.6           Warrants

Issuer shall have issued and delivered to the Purchaser such number of Warrants as provided in the Warrant Agreement.

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3.7           Concurrent Transactions

(a) The other Transaction Documents shall have been approved by all corporate action of Issuer and each of the other parties thereto, shall have been executed and delivered by each such party, shall be in full force and effect and there shall not have occurred and be continuing any material breach or default (other than by the Purchaser) under such Transaction Documents (other than the Merger Agreement); (b) subject only to the issuance and purchase of the Notes hereunder, all conditions precedent to the consummation of the Transactions (including the Merger and the funding of the Parent Credit Agreement) shall have been satisfied or waived or shall be satisfied or waived contemporaneously with the issuance and purchase of the Notes hereunder (in the case of a waiver of a condition precedent to the Parent’s obligation to consummate the Transactions, with the consent of the Purchaser); and (c) subject only to the issuance and purchase of the Notes hereunder, the Merger shall have been, or shall contemporaneously with the issuance and purchase of the Notes be, consummated in accordance with the Merger Agreement and all applicable law and all of the other Transactions shall be consummated substantially concurrently with the Closing and on substantially the terms contemplated by this Agreement and the other Transaction Documents.

3.8           Fees and Expenses

Arrangements reasonably satisfactory to the Purchaser shall have been put in place to ensure that all fees and expenses due and payable under Section 2.4 shall have been paid to the Purchaser and Collateral Agent at or prior to the time at which the Purchaser delivers to the Note Proceeds Escrow Agent a copy of the Release Notice executed by the Purchaser.

3.9           Consents, etc.

Subject to any approvals or registrations from or with SAFE required in respect of the PRC Security Documents and to any approvals or registrations from or with MOFCOM or SAIC required in respect of the WFOE Share Charge, all consents and authorizations shall have been obtained and all notices to and filings shall have been effected, in each case, as may be necessary to allow: (a) the Note Parties to lawfully execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Note Documents and the other Transaction Documents; (b) the creation and perfection of the Liens granted pursuant to the Security Documents on the Collateral (other than perfection of the Liens granted pursuant to the PRC Security Documents); and (c) the Note Parties to lawfully consummate the Transactions.

3.10         No Legal Impediments

The issuance of the Notes does not violate any requirement of law on the date of or immediately following such issuance and is not enjoined, temporarily, preliminarily or permanently.

3.11         Security Documents

Subject to any approvals or registrations from or with SAFE required in respect of the PRC Security Documents and to any approvals or registrations from or with MOFCOM or SAIC required in respect of the WFOE Share Charge, each of the Security Documents is the legal, valid and binding obligation of each Obligor party thereto, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity and concepts of reasonableness (other than the WFOE Share Charge, to the extent not yet released by the Collateral Agent in accordance with Section 3.4(b)), except to the extent (if any) that any of the PRC Security Documents is not such a legal, valid and binding obligation or not so enforceable before the Liens granted pursuant thereto are registered or perfected under applicable law. There has been no material violation of any of the Security Documents by any Obligor party thereto.

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Article IV

HOLDERS’ SPECIAL RIGHTS

Issuer hereby agrees to grant to each Holder the following special rights:

4.1         Service Charges

No service charge shall be made for any registration of transfer or exchange of the Notes, to the extent permitted hereby.

4.2         Direct Payment

(a)          Issuer will punctually pay when required hereunder the principal of the Notes, interest thereon due with respect to said principal, or any amounts otherwise payable in respect of the Notes (including but not limited to any Make-Whole Premium) without any presentment thereof, directly to the Purchaser or to such permitted subsequent Holder at the bank account the Purchaser or such permitted subsequent Holder shall designate in writing to Issuer prior to such payment. Issuer will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner as the Purchaser or any such permitted subsequent Holder may from time to time direct in writing.

(b)          Notwithstanding anything to the contrary contained in the Notes, if any principal payable with respect to a Note is payable on a Legal Holiday, then Issuer will pay such amount on the next succeeding Business Day, and interest will accrue on such amount up to, but excluding, the date on which such amount is paid and payment of such accrued interest will be made concurrently with the payment of such amount; provided that Issuer may elect to pay in full (but not in part) any such amount on the last Business Day prior to the date such payment otherwise would be due, and no such additional interest will accrue on such amount.

(c)          Notwithstanding anything to the contrary contained in the Notes, if any interest payable with respect to a Note is payable on a Legal Holiday, then Issuer will pay such amount on the next succeeding Business Day.

4.3         Lost, etc. Notes

Notwithstanding any provision in any Note Document to the contrary, if any Note is mutilated, destroyed, lost or stolen, then an affidavit of the treasurer or assistant treasurer (or other authorized officer) of the Holder thereof, briefly setting forth the circumstances with respect to such mutilation, destruction, loss or theft, will be accepted as satisfactory evidence thereof, and no indemnity, security or payment of charges or expenses will be required as a condition to the execution and delivery by Issuer or the transfer agent, as the case may be, with respect to such Note, of new Notes for a like amount, in substitution therefor, other than such Holder’s reasonably satisfactory unsecured written agreement to indemnify Issuer or the transfer agent, as the case may be.

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4.4           Inspection

Following the Closing, the Collateral Agent (on behalf of all Holders) shall have the right (a) at reasonable times during normal business hours and upon reasonable prior notice, to visit and inspect any of the offices of any Note Party, to examine all of the books of account, records, reports and other papers of any Note Party, to make copies and extracts therefrom and to discuss the affairs, finances and accounts of any Note Party with the directors and officers of any Note Party (and by this provision, Issuer authorizes its directors and officers to discuss the affairs, finances and accounts of any Note Party with the Collateral Agent), all at such times and as often as may be reasonably requested, but not more frequently than once per fiscal year unless an Event of Default has occurred and is continuing, in which case the Collateral Agent may do any of the foregoing on a more frequent basis than once per fiscal year, and (b) to discuss the affairs, finances and accounts of any Note Party with Issuer’s accountants (and by this provision, Issuer authorizes its accountants to discuss the affairs, finances and accounts of any Note Party with the Collateral Agent), in each case, subject to any limitations imposed by law or by confidentiality agreements binding on such Note Party and excluding materials subject to attorney-client privilege or attorney work product. The costs and expenses of such inspections will be paid by the Holders, unless an Event of Default then exists and is continuing, in which case such costs and expenses will be paid by Issuer. Issuer shall be entitled to participate in or observe all such visits, inspections, examinations and discussions. Notwithstanding the foregoing, if the Collateral Agent, directly or indirectly, is no longer Holder of a majority of the outstanding Notes, subject to the prior consent of Issuer, which consent shall not be unreasonably withheld, conditioned or delayed, all rights and privileges under this Section 4.4 shall be transferred to a representative chosen by the Requisite Holders.

Article V

REPRESENTATIONS AND WARRANTIES

Except as disclosed or reflected in the forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) filed by the Company with the SEC since January 1, 2013 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” and any disclosure of risks included in any “forward-looking statements” disclaimer, in each case, other than any specific factual information contained therein), Issuer hereby represents and warrants, on the date of this Agreement and immediately after giving effect to the Transactions, on the Closing that:

5.1           Organization

Issuer is a limited liability company duly incorporated and validly existing under the laws of the British Virgin Islands; each other Note Party is validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization; and each Note Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

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5.2         Authorization; No Conflicts

(a)          Each of Issuer and each other Note Party is duly authorized to execute and deliver each Note Document to which it is a party, Issuer is duly authorized to borrow monies hereunder, and each of Issuer and each other Note Party is duly authorized to perform its Obligations under each Note Document to which it is a party.

(b)          Subject to any approvals or registrations from or with SAFE required in respect of the PRC Security Documents and to any approvals or registrations from or with MOFCOM or SAIC required in respect of the WFOE Share Charge, the execution, delivery and performance by Issuer of this Agreement and by each of Issuer and each other Obligor of each Note Document to which it is a party, and the borrowings by Issuer hereunder, do not and will not (i) require any material consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect); (ii) conflict with (A) any provision of applicable law in any material respect; (B) the charter, by-laws or other organizational documents of Issuer or any other Note Party; or (C) any material agreement, indenture, instrument or other material document, or any material judgment, order or decree, which is binding upon Issuer or any other Obligor or any of their respective properties; or (iii) require, or result in, the creation or imposition of any Lien (except Permitted Liens) on any material asset of any Note Party.

(c)          Each Note Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its properties and all indentures, agreements and other instruments binding on its or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.3         Validity; Binding Effect

Subject to any approvals or registrations from or with SAFE required in respect of the PRC Security Documents and to any approvals or registrations from or with MOFCOM or SAIC required in respect of the WFOE Share Charge, each of this Agreement and each other Note Document (other than the WFOE Share Charge, to the extent not yet released by the Collateral Agent in accordance with Section 3.4(b)) is (and, to the extent not so released, upon the release by the Collateral Agent of the WFOE Share Charge, such document will be) the legal, valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity and concepts of reasonableness.

5.4         No Default

(a)          No Event of Default or Default exists or would result from the incurrence by any Note Party of any Debt hereunder or under any other Note Document.

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(b)          None of the Note Parties is in default in the payment of the principal of or interest on any Debt or under any agreement or contract or any instrument or agreement under or subject to which any Debt has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          None of the Note Parties has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property or assets, whether now owned or hereafter acquired, to be subject to a Lien that would be prohibited by this Agreement if incurred after the date of this Agreement.

5.5         Financial Condition

The audited consolidated financial statements of the Company and its Subsidiaries as at its fiscal year ending December 31, 2012 and the unaudited consolidated financial statements of the Company and its Subsidiaries as at June 30, 2013, were prepared in accordance with Applicable GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as a whole as at such dates and the results of their operations for the periods then ended.

5.6         No Material Adverse Change

Since December 31, 2012, except as otherwise contemplated or permitted by this Agreement, there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect.

5.7         Ownership of Properties; Liens

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Note Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, except Permitted Liens, and free and clear of all charges and claims (including any infringement claims with respect to patents, trademarks, service marks, copyrights and the like).

5.8         Intellectual Property

Issuer and each other Note Party owns and possesses or has a license or other right to use in all material respects all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of Issuer and the other Note Parties, without any infringement upon the intellectual property rights of others which, individually or in aggregate, could reasonably be expected to have a Material Adverse Effect.

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5.9         Litigation; Liabilities

(a)          No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Issuer’s knowledge, threatened against any Note Party which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except as set forth in Schedule 5.9 (as updated pursuant to Section 3.4).

(b)          Neither Issuer nor any other Note Party has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by Applicable GAAP to be reflected on a consolidated balance sheet of Issuer and its Subsidiaries, except for liabilities and obligations (i) reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2012 included in the forms, reports, statements, certifications and other documents required to be filed with the SEC; (ii) incurred in the ordinary course of business since the date of such balance sheet; (iii) which have been discharged or paid in full prior to the date of this Agreement; (iv) incurred pursuant to the transactions contemplated by this Agreement or the Parent Credit Agreement; (v) as set forth on Schedule 5.19; or (vi) that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10       Taxes

Each Note Party has filed all federal and other material tax returns and reports required by law to have been filed by it and has paid all federal and all other material taxes and governmental charges thereby shown to be owing, except (a) those not yet delinquent or (b) any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Applicable GAAP shall have been set aside on its books.

5.11       Labor Matters

Neither Issuer nor any of the Significant Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of Issuer, threat thereof, by or with respect to any employees of Issuer or any of the Significant Subsidiaries, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.12       Insurance

Each Note Party maintains insurance on and in relation to its business and assets in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Note Party operates.

5.13       Pension Plan

Each Note Party is in compliance with all obligations in respect of pensions operated by or maintained for the benefit of such Note Party except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Note Parties has incurred or expects to incur any liability under a pension plan that is subject to ERISA.

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5.14         Investment Company Act

None of the Note Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

5.15         Margin Stock

None of the Note Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

5.16         Environmental Matters

The on-going operations of each Note Party comply in all respects with all Environmental Laws, except for such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect. Each Note Party has obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and Issuer and each other Note Party are in compliance with all material terms and conditions thereof, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. None of the Note Parties and their respective properties or operations is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance, except for any such order, agreement or proceeding that could not reasonably be expected to result in a Material Adverse Effect. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing, of any Note Party that could reasonably be expected to result in a Material Adverse Effect. None of the Note Parties has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances, except as could not reasonably be expected to result in a Material Adverse Effect.

5.17         Solvency

On the Closing, and immediately prior to and after giving effect to the Transactions and the use of the proceeds therefrom, with respect to the Note Parties taken as a whole, on a consolidated basis, (a) the fair value of their assets is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) they are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.

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5.18         Capitalization

All issued and outstanding equity securities of each Note Party are duly authorized and validly issued and, if applicable, fully paid and non-assessable, and, free and clear of all Liens other than Permitted Liens, and such securities were issued in compliance in all material respects with all applicable state and federal laws concerning the issuance of securities. Schedule 5.18 (as updated pursuant to Section 3.4) sets forth the authorized equity securities and the issued and outstanding equity securities of the Note Parties. All of the issued and outstanding equity securities of each Subsidiary of Issuer is owned by Issuer, Parent, the Company or a Subsidiary of the Company, free and clear of all Liens other than Permitted Liens. As of the Closing, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity interests of Issuer or any other Note Party, other than as specifically described in the Warrant Agreement or the Shareholders Agreement.

5.19         Debt

Schedule 5.19 (as updated pursuant to Section 3.4) sets forth and identifies in reasonable detail (a) all outstanding short term and long term Debt of the Note Parties (including the names of the creditors and principal amounts of all such Debt and specifying all Debt to which the Debt represented by the Notes is in any way contractually subordinated) and (b) all Liens on the property or assets of the respective Note Parties, showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of the respective Note Parties subject thereto. After giving effect to the Transactions, the Note Parties have no Debt (other than Permitted Debt) or Liens (other than Permitted Liens) outstanding as of the Closing.

5.20         Restrictive Provisions, Certain Existing Agreements

Neither Issuer nor any other Note Party is in default under or with respect to, any agreement or contract that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.21         Assets of Issuer and Parent

Issuer has no assets (other than immaterial assets) other than the Capital Stock of Parent. Parent has no assets (other than immaterial assets) other than (a) on the date of this Agreement, the Capital Stock of Merger Sub and (b) on the Closing immediately after giving effect to the Transactions, the Capital Stock of the Company.

5.22         Transaction Documents

Issuer has furnished the Purchaser with a true and correct copy of each Transaction Document pursuant hereto as in existence on the Closing. Each Note Party has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and the consummation of the Transactions. As of the Closing, the other Transactions have been consummated (or are being consummated substantially contemporaneously with the issuance of the Notes hereunder) in all material respects in accordance with the terms of the applicable Transaction Documents and applicable law. As of the Closing, Issuer has no knowledge that any statement or representation made in the Transaction Documents by any Person contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made and taken as a whole, not misleading in any material respect as of the time that such statement or representation is made.

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5.23       Security Documents

(a)          Subject to any approvals or registrations from or with SAFE required in respect of the PRC Security Documents and to any approvals or registrations from or with MOFCOM or SAIC required in respect of the WFOE Share Charge, the provisions of each of the Security Documents are effective to create in favor of the Collateral Agent, for the benefit of the Holders, a legal, valid and enforceable second-priority security interest in all right, title and interest of each Obligor in the Collateral described therein, except to the extent (if any) that (i) the PRC Security Documents are not so effective before the Liens granted pursuant thereto are registered or perfected under applicable law or (ii) the WFOE Share Charge is not so effective because it has not yet been released by the Collateral Agent in accordance with Section 3.4(b).

(b)          All representations and warranties of the Obligors contained in the Security Documents are true and correct in all material respects.

5.24       Private Offering

Subject to the truth and accuracy of the representations and warranties of the Purchaser hereunder, the sale of the Notes pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. In the case of each offer or sale of the Notes, no form of general solicitation or general advertising was used by Issuer or its representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

No similar securities have been issued and sold by Issuer within the six-month period immediately prior to the date hereof.

5.25       SEC Reports

Except reports filed or required to be filed with the SEC under Section 13 of the Exchange Act in connection with the merger transaction consummated pursuant to the Merger Agreement, neither Issuer nor Parent has filed or been required to file any reports with the SEC under Section 13 or 15(d) of the Exchange Act.

5.26       Information

All information heretofore or contemporaneously herewith furnished in writing by Issuer or any other Note Party to the Purchaser for purposes of or in connection with this Agreement and the transactions contemplated hereby, taken as a whole, is true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information, taken as a whole, is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect in light of the circumstances under which it is furnished (it being recognized by the Purchaser that any projections and forecasts provided by Issuer are based on good faith estimates and assumptions believed by Issuer to be reasonable at the time at which they were prepared and supplied and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

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5.27       Senior Debt

The Obligations constitute “Senior Debt” (or the equivalent thereof) of Issuer.

All of Issuer’s representations and warranties under this Article V shall survive the Closing.

Article VI

COVENANTS

So long as the Purchaser has any obligation to purchase Notes under Section 2.2(b) or any Obligation remains unpaid or unsatisfied:

6.1         Payment of Notes; Interest

(a)          Repayment. Issuer promises to repay the entire unpaid principal amount of the Notes on the Maturity Date or earlier, if otherwise required by the terms hereof.

(b)          Rate of Interest. All Notes shall bear interest on the unpaid principal amount thereof from the date such Notes are issued and, in the case of any other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (e) (Default Interest) below, (i) during the period commencing on the Closing and ending on December 31, 2014, at 8.5% per annum; (ii) during the period commencing on January 1, 2015 and ending on December 31, 2015, at a rate per annum equal to 8.5% plus the 2015 Applicable Increase; and (iii) thereafter, at a rate per annum equal to 8.5% plus the 2015 Applicable Increase plus the 2016 Applicable Increase. Except as otherwise stated in this Agreement, all computations of interest and other amounts due under the Notes and fees and other amounts due under this Agreement will be based on a three hundred sixty (360) day year using the actual number of days occurring in the period for which such interest, fees or other amounts are payable.

(c)          Interest Payments. (i) Interest accrued on each Note shall be payable in arrears (A) on the first Business Day of each calendar year, commencing on the first such day following the Closing, (B) upon the payment, prepayment or redemption (including any deemed redemption) of principal thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Note and (ii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

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(d)          Payment in Cash or in Kind. Issuer shall pay accrued interest on each relevant interest payment date in cash in accordance with Section 4.2 hereof or, at its option, through the addition of such amount (the “PIK Interest Amount”) to the then-outstanding aggregate principal amount of the Notes. For all purposes under this Agreement, all PIK Interest Amounts shall be treated as principal amounts of the Notes and all references in this Agreement to Notes shall include PIK Interest Amounts; provided that, notwithstanding any other provision of this Agreement, no Make-Whole Premium shall in any circumstances be payable in respect of any Notes representing any PIK Interest Amount. PIK Interest Amounts shall be allocated ratably to the principal amounts of the Notes of each Holder in accordance with the aggregate principal amount of outstanding Notes of such Holder.

(e)          Default Interest. Notwithstanding the rates of interest specified in clause (b) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for so long thereafter as such Event of Default shall be continuing, the principal balance of all Notes and the amount of other Obligations then due and payable shall bear interest at a rate that is 5% per annum in excess of the rate of interest otherwise applicable to such Notes or other Obligations. Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to clause (c) above or otherwise on demand.

(f)          Payments. Issuer shall pay or cause to be paid all Obligations no later than 11:00 a.m. Hong Kong time on the due dates and in the manner provided in this Agreement to each applicable Holder, to the bank account of such Holder designated by such Holder to Issuer. Any payment received after such time shall for all purposes deemed to be a payment made on the succeeding Business Day.

(g)          Make-Whole Premium. Notwithstanding any other provision of this Agreement, in the event a Qualifying Listing has not been consummated by the Maturity Date, Issuer shall on the Maturity Date pay, or cause to be paid, to each Holder the Make-Whole Premium with respect to all of the Notes held by such Holder (subject to Section 6.1(d)).

6.2         Reports

(a)          Issuer shall furnish to the Holders (or promptly provide written notice thereof to the Holders in case of documents described below that are publicly available):

(i)          as soon as they are available, but in any event within one hundred and twenty (120) days after the end of each of their respective fiscal years, the audited consolidated financial statements of Issuer and its Subsidiaries for that fiscal year (consistent in form with the Original Financial Statements, subject to Section 6.2(c) below); and

(ii)         as soon as they are available, but in any event within ninety (90) days after the end of each half of each of their respective fiscal years, the unaudited consolidated financial statements of Issuer and its Subsidiaries for that fiscal half year (consistent in form with the Original Financial Statements, subject to Section 6.2(c) below).

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(b)          Each set of financial statements delivered by Issuer pursuant to Section 6.2(a) shall be certified by one (1) director of Issuer as fairly representing the financial condition and operations (consolidated where applicable) of the relevant companies as at the date as at which those financial statements were drawn up and in the case of financial statements delivered under Section 6.2(a)(i), shall also be accompanied by a report by a firm of independent certified accountants (which shall not be qualified as to scope of audit or as to status of Issuer or any of its Subsidiaries) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Issuer and its Subsidiaries on a consolidated basis in accordance with Applicable GAAP.

(c)          Issuer shall procure that each set of financial statements delivered pursuant to Section 6.2(a) is prepared using Applicable GAAP unless, in relation to any set of financial statements, (i) it notifies the Holders that there has been a change in such Applicable GAAP; and (ii) the relevant auditors deliver to the Holders a description of any change necessary for those financial statements to reflect such change in Applicable GAAP. For purposes of this Agreement, any change in Applicable GAAP made in accordance with this Section 6.2(c) shall apply to the definition of “Applicable GAAP” at any time following such change (and until any subsequent change in Applicable GAAP in accordance with this Section 6.2(c)).

(d)          For as long as any Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, during any period in which Issuer is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, Issuer shall supply, upon request of any Holder, beneficial owner or prospective purchaser of a Note, to any such Holder, beneficial owner or prospective purchaser, the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act.

6.3         Compliance Certificate

So long as any Obligation remains outstanding, Issuer shall deliver to each Holder, (a) within 90 days after the end of each fiscal year of Issuer, an Officers’ Certificate stating that a review of the activities of the Note Parties during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Note Parties have kept, observed, performed and fulfilled their obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Note Parties have kept, observed, performed and fulfilled each and every covenant contained in the Note Documents to which they are respectively parties and are not in default in the performance or observance of any of the terms, provisions and conditions of such Note Documents (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action Issuer is taking or proposes to take with respect thereto, and (b) as soon as possible and in any event within 14 days after Issuer becomes aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action that Issuer proposes to take with respect thereto.

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6.4           Taxes

Issuer shall pay, and shall cause each other Note Party to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are being contested in good faith and by appropriate proceedings, and for which appropriate reserves have been provided in accordance with Applicable GAAP, or where the failure to effect such payment is not adverse in any material respect to the Holders. Issuer shall bear and pay all taxes arising out of, or relating to, the offering of the Notes under this Agreement.

Issuer agrees to pay any and all stamp duties and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement by the Holders.

6.5           Stay, Extension and Usury Laws

Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Collateral Agent or any Holder, but shall suffer and permit the execution of every such power as though no such law has been enacted.

6.6           Corporate Existence

Subject to Section 6.12 hereof, Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each other Note Party, in accordance with the respective organizational documents (as the same may be amended from time to time) of Issuer or such other Note Party and (b) the rights (charter and statutory), licenses and franchises of Issuer and the other Note Parties; provided, however, that Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any other Note Party, if its Board of Directors shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Note Parties, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

6.7           Payments for Consent

Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the other Note Documents unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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6.8         Incurrence of Additional Debt

(a)          Issuer shall not, and shall not permit any other Note Party to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and:

(i)          the accumulated Debt of Issuer and its Subsidiaries would not exceed 75% of the net value of the total assets of Issuer and its Subsidiaries as stated in the audited consolidated financial statements of Issuer and its Subsidiaries for the most recent fiscal year then ended, or

(ii)         such Debt is Permitted Debt.

(b)          Notwithstanding anything to the contrary contained in this Section,

(i)          Issuer shall not, and shall not permit any other Note Party to, Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Debt unless such Debt shall be subordinated to the Notes, to at least the same extent as such Subordinated Debt;

(ii)         accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purposes of this Section 6.8; and

(iii)        for purposes of Section 6.8(a)(i), the Original Preferred Stock shall not be deemed to be Debt.

(c)          For purposes of determining compliance with Section 6.8(a), in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (c) of the definition thereof or is entitled to be incurred pursuant to Section 6.8(a)(i), Issuer shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with Section 6.8(a).

6.9         Restricted Payments

Issuer shall not make, and shall not permit any other Note Party to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a)          a Default or Event of Default shall have occurred and be continuing, or

(b)          Issuer could not Incur at least $1.00 of additional Debt pursuant to Section 6.8(a)(i), or

(c)          the Fixed Charge Coverage Ratio would be less than or equal to 3.00 to 1.00, or

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(d)          the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the date hereof (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(i)          10% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first Fiscal Quarter beginning after the date hereof to the end of the most recent Fiscal Quarter ending prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(ii)         100% of the Capital Stock Sale Proceeds, plus

(iii)        the sum of:

(A)         the aggregate net cash proceeds received by Issuer or any Subsidiary from the issuance or sale after the date hereof of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of Issuer, and

(B)         the aggregate amount by which Debt (other than Subordinated Debt) of Issuer or any Subsidiary is reduced on Issuer’s consolidated balance sheet on or after the date hereof upon the conversion or exchange of any Debt issued or sold on or prior to the date hereof that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Issuer, excluding, in the case of clause (A) above:

(x)          any such Debt issued or sold to Issuer or a Subsidiary of Issuer or an employee stock ownership plan or trust established by Issuer or any such Subsidiary for the benefit of their employees, and excluding, in the case of clause (B) above:

(y)          the aggregate amount of any cash or other Property distributed by Issuer or any of its Subsidiaries upon any such conversion or exchange, plus

(iv)         an amount equal to the net reduction in Investments in any Person other than Issuer or any of its Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of Property after the date hereof, in each case to Issuer or any of its Subsidiaries from such Person;

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provided, however, that this Section 6.9 shall not restrict any Note Party for so long as (i) the Parent Credit Agreement remains in force and comparable provisions of the Parent Credit Agreement have not been amended in a manner adverse to Issuer, any other Note Party, the Collateral Agent, the Purchaser or the Holders; (ii) any agreement with respect to such restriction is prohibited by the Parent Credit Agreement; and (iii) Parent is in compliance with any comparable provision of the Parent Credit Agreement.

Notwithstanding the foregoing limitation, Issuer may:

(A)         pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with this Agreement; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(B)         purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of Issuer or Subordinated Debt in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Issuer or an employee stock ownership plan or trust established by Issuer or any such Subsidiary for the benefit of their employees); provided, however, that

(i)          such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and

(ii)         the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation of Capital Stock Sale Proceeds under Section 6.9(d)(ii); and

(A)         purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Debt in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Issuer or an employee stock ownership plan or trust established by Issuer or any such Subsidiary for the benefit of their employees) of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments.

6.10       Liens

(a)          Issuer shall not, and shall not permit any Obligor to, directly or indirectly, Incur, assume or permit to exist any Lien on the Collateral (other than Liens incurred pursuant to the Security Documents or the Parent Loan Documents).

(b)          Issuer shall not, and shall not permit any other Note Party to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of any of its Subsidiaries), whether owned before or at the Closing or thereafter acquired, or any interest therein or any income or profits therefrom.

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6.11       Asset Sales

(a)          Issuer shall not, and shall not permit any other Note Party to, directly or indirectly, consummate any Asset Sale unless:

(i)          Issuer or such other Note Party receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(ii)         at least 75% of the consideration paid to Issuer or such other Note Party in connection with such Asset Sale is in the form of cash or Cash Equivalents or the assumption by the purchaser of liabilities of Issuer or any of the other Note Parties (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes) as a result of which Issuer and the other Note Parties are no longer obligated with respect to such liabilities;

(iii)        after giving effect to such Asset Sale, no Default or Event of Default would occur as a consequence thereof or be continuing following such Asset Sale; and

(iv)         Issuer delivers an Officers’ Certificate to the Holders certifying that such Asset Sale complies with the foregoing clauses (i), (ii) and (iii).

(b)          The Net Available Cash (or any portion thereof) from Asset Sales may be applied by Issuer or any other Note Party, to the extent Issuer or such other Note Party elects (or is required by the terms of any Debt) to:

(i)          Repay any Senior Debt when it becomes due and payable;

(ii)         reinvest in Additional Assets (including by means of an Investment in Additional Assets by any Subsidiary of Issuer with Net Available Cash received by Issuer or another Subsidiary of Issuer); or

(iii)        make a Permitted Investment in Cash Equivalents pending application of such Net Available Cash as set forth in clauses (i) and (ii) above.

6.12       Merger, Consolidation and Disposition

(a)          Issuer shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of transactions unless:

(i)          Issuer shall be the Surviving Person in such merger, consolidation or amalgamation;

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(ii)         immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (ii) and clauses (iii) and (iv) below, any Debt that becomes, or is anticipated to become, an obligation of Issuer or any other Note Party as a result of such transaction or series of transactions as having been Incurred by Issuer or such other Note Party at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(iii)        immediately after giving effect to such transaction or series of transactions on a pro forma basis:

(A)         Issuer would be able to Incur at least $1.00 of additional Debt under Section 6.8(a)(i);

(B)         the Fixed Charge Coverage Ratio would be greater than 3.00 to 1.00; and

(C)         Issuer would have a Fixed Charge Coverage Ratio that is not lower than the Fixed Charge Coverage Ratio of Issuer immediately prior to such transaction;

(iv)         immediately after giving effect to such transaction or series of transactions on a pro forma basis, Issuer shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of Issuer immediately prior to such transaction or series of transactions;

(v)          Issuer shall deliver, or cause to be delivered, to the Holders, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied; and

(vi)         Issuer shall have delivered to the Holders an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

The foregoing provisions (other than clause (ii)) shall not apply to any transaction or series of transactions which constitute an Asset Sale if Issuer has complied with Section 6.11 in connection with such Asset Sale.

(b)          Issuer shall not permit any other Note Party to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

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(i)          in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Note Party, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(ii)         such Note Party and the Surviving Person in such transaction or series of transactions shall do all such things as are required under Section 6.26 in order to effectuate the intent of 6.12(c);

(iii)        immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (ii) and clauses (iii) and (iv) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, Issuer or any other Note Party as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, Issuer or such other Note Party at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(iv)         immediately after giving effect to such transaction or series of transactions on a pro forma basis:

(A)         Issuer would be able to Incur at least $1.00 of additional Debt under Section 6.8(a)(i);

(B)         the Fixed Charge Coverage Ratio would be greater than 3.00 to 1.00; and

(C)         Issuer would have a Fixed Charge Coverage Ratio which is not lower than the Fixed Charge Coverage Ratio of Issuer immediately prior to such transaction; and

(v)          immediately after giving effect to such transaction or series of transactions on a pro forma basis, Issuer shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of Issuer immediately prior to such transaction or series of transactions;

(vi)         Issuer shall deliver, or cause to be delivered, to the Holders, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied; and

(vii)        Issuer shall have delivered to the Holders an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction or series of transactions and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

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The foregoing provisions (other than clause (iii)) shall not apply to any transaction or series of transactions which constitute an Asset Sale if Issuer has complied with Section 6.11 in connection with such Asset Sale.

(c)          Upon the consummation of any transaction permitted by this Section 6.12, the Surviving Person shall succeed to, and be substituted for, and shall assume every obligation of and may exercise every right and power of, the predecessor entity under the Note Documents to which it is or was a party; provided, however, that the predecessor entity shall not be released from any of the obligations or covenants under such Note Documents, including with respect to the payment of the Notes, as the case may be, in the case of:

(i)          a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all or substantially all of the assets of any Note Party (other than Issuer) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Issuer), or

(ii)         a lease.

(d)          Issuer shall not, and shall not permit any other Note Party to, form a new Subsidiary of such Person without the prior written consent of the Holders.

6.13       Restrictions on Distributions from Subsidiaries

Issuer shall not, and shall not permit any other Note Party to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any of its Subsidiaries to:

(a)          pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock owned by, or pay any Debt or other obligation owed, to, Issuer or any other Subsidiary of Issuer,

(b)          make any loans or advances to Issuer or any other Subsidiary of Issuer, or

(c)          transfer any of its Property to Issuer or any other Subsidiary of Issuer.

The foregoing limitations will not apply:

(i)          with respect to clauses (a), (b) and (c) above, to restrictions:

(A)         in effect on the date hereof (including, without limitation, restrictions pursuant to the Parent Credit Agreement, the Notes and this Agreement),

(B)         relating to Debt of any Subsidiary of Issuer and existing at the time it became a Subsidiary of Issuer if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of Issuer or was acquired by Issuer, or

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(C)         that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (i)(A) or (B) above or in clause (ii)(A) or (B) below, provided such restrictions are not less favorable to the Holders than those under the agreement evidencing the Debt so Refinanced, and

(ii)         with respect to clause (c) above only, to restrictions:

(A)         relating to Debt that is permitted to be Incurred and secured under Sections 6.8 and 6.10 that limit the right of the debtor to dispose of the Property securing such Debt,

(B)         encumbering Property at the time such Property was acquired by Issuer or any of its Subsidiaries, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition,

(C)         resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, or

(D)         customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

6.14       Affiliate Transactions

Issuer shall not, and shall not permit any other Note Party to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of Issuer (an “Affiliate Transaction”), unless:

(a)          the terms of such Affiliate Transaction are:

(i)          set forth in writing,

(ii)         in the best interest of Issuer or such other Note Party, as the case may be, and

(iii)        no less favorable to Issuer or such other Note Party, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Issuer and for full market value.

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Notwithstanding the foregoing limitation, Issuer or any of its Subsidiaries may enter into or suffer to exist the following:

(i)          any transaction or series of transactions exclusively between Issuer and one or more of its Subsidiaries or exclusively between two or more of its Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Subsidiary is owned by an Affiliate of Issuer (other than any Subsidiary of Issuer);

(ii)         any Restricted Payment permitted to be made pursuant to Section 6.9 or any Permitted Investment;

(iii)        the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Issuer or any of its Subsidiaries, so long as the applicable Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(iv)         the Nongfeng Share Acquisition; and

(v)          the Shareholders Agreement, the Merger Agreement, the Contribution Agreement referred to in the Merger Agreement and the Amendment Agreement.

6.15       Notifications

Issuer will, promptly upon becoming aware of any of the following, provide written notice to the Holders describing the same and the steps being taken by Issuer or the applicable Note Party affected thereby with respect thereto:

(a)          the occurrence of an Event of Default or a Default;

(b)          any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Issuer to Holders which has been instituted or, to the knowledge of Issuer, is threatened against Issuer or any other Note Party or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

(c)          any cancellation or material adverse change in any insurance maintained by Issuer or any other Note Party; or

(d)          any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.

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6.16       Purpose

The proceeds of the issuance of the Notes shall not be used by Issuer (or, upon distribution to them by Issuer pursuant to the Merger Agreement and as set out in the Funds Flow Statement, Parent and Merger Sub) except to (a) finance the Merger as contemplated by and according to the terms of the Merger Agreement and as set out in the Funds Flow Statement and (b) pay Transaction Expenses.

6.17       Issuance or Sale of Capital Stock of Subsidiaries

Issuer shall not:

(a)          sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of any of its Subsidiaries, or

(b)          permit any other Note Party to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock,

other than, in the case of either clause (a) or (b) above:

(i)          directors’ qualifying shares,

(ii)         any sale or issuance (but not any pledge, hypothecation or other disposition) of such shares to Issuer or a Wholly Owned Subsidiary,

(iii)        any pledge or hypothecation pursuant to the provisions of the Parent Loan Documents or the Security Documents,

(iv)         a disposition of the shares of Capital Stock of such other Note Party in compliance with Sections 6.11 and 6.12, or

(v)          any issuance or disposition of shares of Capital Stock of a Subsidiary if, immediately after giving effect to such issuance or disposition, such Subsidiary would no longer constitute a Subsidiary and any remaining Investment in such Person would have been permitted to be made under Section 6.9 if made on the date of such issuance or sale and such issuance and disposition is effected in compliance with Sections 6.11 and 6.12.

6.18       Business Activities

Issuer shall not, and Issuer shall not permit any other Note Party to, directly or indirectly, engage in any business other than a Permitted Business.

6.19       Sale and Leaseback Transactions

Issuer shall not, and shall not permit any other Note Party to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a)          Issuer or such other Note Party would be entitled to:

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(i)          Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to Section 6.8, and

(ii)         create a Lien on such Property securing such Attributable Debt under Section 6.10, and

(b)          such Sale and Leaseback Transaction is effected in compliance with Section 6.11.

6.20       Impairment of Security Interest

Issuer shall not, and shall not permit any other Note Party or Obligor to, take or omit to take any action that might or would have the result of materially impairing the security interest of the Collateral Agent, for the benefit of the Holders, with respect to the Collateral. Issuer shall not, and shall not permit any other Note Party or Obligor to, grant to any Person other than the Holders or the Collateral Agent any interest whatsoever in any of the Collateral, except pursuant to the Parent Credit Agreement.

6.21       Amendments to Security Documents

Issuer shall not, and shall not permit any other Note Party to, amend, waive or otherwise modify, or permit or consent to any amendment, waiver or other modification, the Security Documents in any way that would be adverse to the Holders.

6.22       Maintenance of Insurance

Issuer shall, and shall cause each other Note Party to, maintain insurance policies covering such risks, in such amounts and with such terms as are normally carried by similar companies engaged in a similar business to the Permitted Business in the PRC.

6.23       Restriction of Amendments to Certain Documents

Issuer will not permit any other Note Party or Obligor to amend or otherwise modify, or waive any rights under, without the written consent of the Requisite Holders, any provisions of the Parent Loan Documents if such amendment, modification or waiver could adversely affect the Holders.

6.24       Anti-Layering

Issuer will not incur, create, issue, assume, guarantee or otherwise become liable for any Debt that is subordinate in right of payment to any Debt of Issuer unless such Debt is also subordinate in right of payment to the Notes on substantially identical terms. Notwithstanding anything to the contrary in this Section, a Note Party may create or permit to exist any Lien on any of its properties, assets or rights to the extent such Lien is permitted under Section 6.10.

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6.25         Governmental Approvals and Licenses

Issuer shall, and shall cause each other Note Party to, (a) obtain and maintain in full force and effect all Governmental Approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in a Permitted Business, (b) preserve and maintain good and valid title to its properties and assets (including land-use rights) free and clear of any Liens other than Permitted Liens and (c) comply with all laws, regulations, orders, judgments and decrees of any governmental body, except (in the case of clause (a), (b) or (c) above) to the extent that failure to so obtain, maintain, preserve and comply would reasonably be expected not to have a Material Adverse Effect.

6.26         Further Assurances

Promptly upon request by the Collateral Agent or the Holders, Issuer shall (and shall cause each other Note Party and Obligor to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Holders may reasonably require from time to time in order to (a) carry out the purposes of this Agreement or any other Note Document; (b) to the extent permitted by applicable law, subject to the Liens created or now or hereafter intended to be created by any of the Security Documents any of the properties, rights or interests covered by any of the Security Documents; (c) to the extent permitted by applicable law, grant, perfect and maintain the validity, effectiveness and priority of any Liens on any Collateral (including all assets and property securing any obligations owed under the Parent Loan Documents or to Baoshang Bank) and any of the Security Documents; and (d) to the extent permitted by applicable law, assure, convey, grant, assign, transfer, preserve, protect and confirm to the Holders the rights granted or now or hereafter intended to be granted to the Holders under any Note Document or under any other document executed in connection therewith (in each of the foregoing cases, including, without limitation, for purposes of effectuating the intent of Section 6.12(c)). Notwithstanding the foregoing or any other term of this Agreement, none of Issuer or any of its Affiliates shall have any obligation to (i) seek any consent or other authorization from the Parent Lender with respect to any restriction or other prohibition set forth in the Parent Credit Agreement or (ii) make any filing in the PRC with respect to registration of security interests in the PRC Collateral until Repayment in full of all obligations (other than contingent obligations) under the Parent Loan Documents.

6.27         Certain Matters

Issuer agrees that neither it, nor anyone acting on behalf of it, will offer or sell any securities that are of the same or a similar class as the Notes in the future if such offer or sale would result in the integration of the offer and sale of the Notes hereunder with such future offer or sale.

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6.28       Nongfeng Share Acquisition

No later than 90 Business Days after the Closing, Issuer shall (a) (i) cause Asia Standard Oil to acquire from Inner Mongolia Yongye all of the Capital Stock held by Inner Mongolia Yongye in Yongye Nongfeng so that Asia Standard Oil holds 100% of the Capital Stock of Yongye Nongfeng and (ii) issue 1,443,246 ordinary shares in consideration of such acquisition, at least 432,973 of which shall be issued to the Option Grantor (the events described in the immediately foregoing clauses (i) and (ii), collectively, the “Nongfeng Share Acquisition”), (b) provide written notice to the Collateral Agent upon the consummation of the Nongfeng Share Acquisition and (c) deliver to the Collateral Agent such items, and do all such other things, as are required under Section 6.26 in connection with the Nongfeng Share Acquisition and the WFOE Share Charge. Before such consummation, Issuer shall not permit either Asia Standard Oil or Inner Mongolia Yongye to pledge the shares held by it in Yongye Nongfeng in favor of any Person (other than pursuant to the Parent Loan Documents or the Note Documents).

6.29       Closing Opinions

Upon the Closing, Issuer shall promptly deliver to the Purchaser written opinions, each in the Agreed Form and dated as of the Closing, from (a) Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel for Issuer, (b) Nevada counsel for Issuer, (c) BVI counsel for Issuer, (d) Cayman counsel for Issuer, (e) Skadden, Arps, Slate, Meagher & Flom, Hong Kong counsel for Issuer and (f) PRC counsel for Issuer.

Article VII

DEFAULTS AND REMEDIES

7.1         Events of Default

Each of the following is an “Event of Default”:

(a)          failure to make the payment of any interest on the Notes, when the same becomes due and payable, and such failure continues for a period of five Business Days;

(b)          failure to make the payment of any principal of, or premium, if any, on, any of the Notes, or any other amount payable hereunder or under any other Note Document, when the same becomes due and payable, whether at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise, and such failure continues for a period of five Business Days;

(c)          failure to comply with Section 6.6 (Corporate Existence), 6.7 (Payments for Consent), 6.8 (Incurrence of Additional Debt), 6.9 (Restricted Payments), 6.10 (Liens), 6.11 (Asset Sales), 6.12 (Merger, Consolidation and Disposition), 6.13 (Restrictions on Distributions from Subsidiaries), 6.14 (Affiliate Transactions), 6.16 (Purpose), 6.17 (Issuance or Sale of Capital Stock of Subsidiaries), 6.19 (Sale and Leaseback Transactions), 6.20 (Impairment of Security Interest), 6.21 (Amendments to Security Documents), 6.23 (Restriction of Amendments to Certain Documents), 6.24 (Anti-Layering), 6.27 (Certain Matters), 6.28 (Nongfeng Share Acquisition) or 6.29 (Closing Opinions);

(d)          failure to comply with any other material covenant or agreement in the Notes or any other Note Document (other than a failure that is the subject of the foregoing clauses (a), (b) or (c)), and such failure continues for 30 days after Issuer becomes aware of the same;

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(e)          a default under any Debt by any Note Party that results in acceleration of the maturity of such Debt, or failure to pay any such Debt when due, in an aggregate amount greater than $1,000,000 or its foreign currency equivalent at the time;

(f)          any judgment or judgments for, the payment of money in an aggregate amount in excess of $1,000,000 (or its foreign currency equivalent at the time) that shall be rendered against any Note Party;

(g)          Issuer or any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i)          commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;

(ii)         consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(iii)        consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

(iv)         makes a general assignment for the benefit of its creditors; or

(v)          admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency;

(h)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)          is for relief against Issuer or any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) in an involuntary case;

(ii)         appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of Issuer or any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) for all or substantially all of the property of Issuer or any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary); or

(iii)        orders the liquidation of Issuer or any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary);

and such order or decree remains unstayed and in effect for 60 consecutive days;

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(i)          (i) any default by any Obligor in any of its obligations under the Security Documents, which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect; or (ii) subject to the matters referred to at the beginning of Section 3.11, the security interest under the Security Documents shall, at any time cease to be in full force and effect for any reason other than the satisfaction in full of all Obligations and discharge of this Agreement or any security interest created thereunder shall be declared invalid or unenforceable or any Obligor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable;

(j)          (i) any Obligor denies or disaffirms its obligations under any Security Document; or (ii) other than in accordance with this Agreement and the Security Documents and subject to the matters referred to at the beginning of Section 3.11, any Security Document ceases to be or is not in full force and effect or the Holders cease to have a valid and perfected Lien on any Collateral, with the priority required by this Agreement and/or the applicable Security Document;

(k)          any Note Party amends or modifies its constitutive documents in such a manner that would have a Material Adverse Effect or engages in any business other than a Permitted Business;

(l)          either this Agreement or any other Note Document shall be (i) declared by any Governmental Authority to be illegal or unenforceable or (ii) terminated prior to its scheduled termination date except by written agreement of the parties thereto;

(m)          (i) the confiscation, expropriation or nationalization by any Governmental Authority of any Property of any Note Party if such confiscation, expropriation or nationalization could have a Material Adverse Effect; or (ii) if such revocation or repudiation could reasonably be expected to have a Material Adverse Effect, the revocation or repudiation by any Governmental Authority of any previously granted Governmental Approval to any Operating Company that is material to the operation of the Permitted Business;

(n)          any representation or warranty by any Obligor herein or in any other Note Document is false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Obligor to the Holders in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified;

(o)          the occurrence of a Change of Control;

(p)          failure to deliver shares of Common Stock pursuant to the Warrant Agreement upon exercise of the Warrants or the Warrants are terminated or canceled or declared illegal or unenforceable prior to the Warrant Expiration Date (as defined in the Warrant Agreement);

(q)          any breach of the Call Option Agreement by the Option Grantor (including but not limited to the failure to deliver to Lead Rich 432,973 ordinary shares of Issuer upon Lead Rich’s exercise of its call option thereunder);

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(r)          breach of Section 21.30 of the Parent Credit Agreement;

(s)          any modification of the Lead Rich Share Charge without the written agreement of Lead Rich or any breach by Parent Lender of its obligations under the Lead Rich Share Charge;

(t)          the Articles of Merger are not filed with the Secretary of State of the State of Nevada on the date specified in the Merger Filing Escrow Agreement or any other material breach by the agent appointed under the Merger Filing Escrow Agreement of its obligations thereunder; or

(u)          any breach by the Paying Agent of its obligations under the Paying Agent Agreement.

7.2         Acceleration

(a)          If any Event of Default (other than those of the type described in Section 7.1(g), (h) or (t)) occurs and is continuing, Holders of at least 50% in principal amount of outstanding Notes may declare the principal of all the outstanding Notes, together with all accrued and unpaid interest, and premium, if any (collectively, the “Notes Balance”), and all other amounts payable hereunder or any other Note Document, to be due and payable by providing notice thereof in writing to Issuer specifying (i) the applicable Event of Default, (ii) that such notice is a notice of acceleration, and (iii) that the Notes Balance shall become immediately due and payable in an amount causing each Holder to receive the Make-Whole Premium with respect to all of the Notes held by such Holder (subject to Section 6.1(d)).

(b)          In the case of an Event of Default specified in Section 7.1(g), (h) or (t), all outstanding Notes and all other amounts payable hereunder or any other Note Document shall become due and payable immediately without any further declaration or other act on the part of the Holders, in such amounts as set forth in Section 7.2(a) above. Holders may not enforce this Agreement or the Notes except as provided in this Agreement.

7.3         Other Remedies

(a)          If an Event of Default occurs and is continuing, Holders may pursue any available remedy to collect the payment of principal, premium, and interest on the Notes and all other amounts payable hereunder or any other Note Document or to enforce the performance of any provision of the Notes or any of the other Note Documents. In addition, if an Event of Default occurs and is continuing, Holders of at least 50% of the aggregate principal amount of the Notes then outstanding may foreclose on the Collateral in accordance with the terms of the Security Documents and take such further action with respect to the Collateral as permitted under the Security Documents.

(b)          A delay or omission by any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

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(c)          Anything herein to the contrary notwithstanding and without prejudice to the remedies that the Purchaser may have against Issuer, the occurrence of a Default or Event of Default shall not in and of itself exonerate the Purchaser’s commitment to purchase the Notes in accordance with Section 2.2(b), which commitment shall be subject only to the satisfaction of the conditions precedent set forth in Article III hereof.

7.4         Waiver of Past Defaults

The Requisite Holders may on behalf of all Holders of Notes waive an existing Default or Event of Default and its consequences hereunder, except (a) a continuing Default or Event of Default in the payment of the principal of, or premium or interest on, the Notes and (b) in respect of a covenant or provision which under this Agreement cannot be modified or amended without the consent of each Holder affected by such modification or amendment; provided, however, that the Requisite Holders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

7.5         Rights of Holders of Notes to Receive Payment

Notwithstanding any other provision of this Agreement, the right of any Holder to receive payment of principal of, and premium and interest on, any Note held by it, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Article VIII

[RESERVED]

Article IX

REDEMPTION AND REPURCHASE OF THE NOTES

9.1         Repurchase at the Option of Holders Following a Qualifying Listing

(a)          Upon the consummation of a Qualifying Listing, Issuer shall, within 7 days thereafter notify the Holders of such Qualifying Listing, and within 30 days of a Qualifying Listing, make an offer (the “Listing Offer”) pursuant to the procedures set forth below. Each Holder (other than an Excluded Holder) shall have the right to accept such offer and require Issuer to repurchase all or any portion (equal to $1,000,000 principal amount or an integral multiple thereof) of such Holder’s Notes pursuant to the Listing Offer at a purchase price (the “Listing Payment Amount”), by wire transfer of immediately available funds, in each case at the Redemption Price for the Notes tendered by such Holder to be redeemed, provided, however, that, to the extent that doing so is permitted by applicable law and will not adversely affect the Qualifying Listing, Issuer may, by written notice to the Holders at the time of the Listing Offer, elect to pay any accrued and unpaid interest in the form of the Listing Entity’s ordinary shares at a conversion price equal to the per share offering price of the Qualifying Listing.

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(b)          Issuer shall not be required to make a Listing Offer following a Qualifying Listing if a third party makes the Listing Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Listing Offer made by Issuer and purchases all Notes properly tendered and not withdrawn under such Listing Offer.

(c)          Each Listing Offer will be made to all Holders (other than an Excluded Holder). Each Listing Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Listing Offer Period”). Not later than five Business Days after the termination of the Listing Offer Period (the “Listing Offer Purchase Date”), Issuer will deliver to such Holders a certificate by a responsible Officer stating:

(1)         that all Notes tendered will be accepted for payment;

(2)         the aggregate redemption payment and the redemption date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Listing Offer Payment Date”);

(3)         that any Note not tendered will continue to accrue interest;

(4)         that, unless Issuer defaults in the payment of the Listing Payment Amount, all Notes tendered for payment pursuant to the Listing Offer will cease to accrue interest after the Listing Offer Payment Date;

(5)         that such Holder will be required to surrender the Notes at the address specified in the notice prior to the close of business on the third Business Day preceding the Listing Offer Payment Date;

(6)         that such Holder will be entitled to withdraw its election if Issuer receives, not later than the close of business on the fourth Business Day preceding the Listing Offer Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for redemption, and a statement that such Holder is withdrawing his election to have the Notes redeemed; and

(7)         that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unredeemed portion of the Notes surrendered.

(d)          To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 9.1, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 9.1 by virtue of such compliance.

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(e)          On the Listing Offer Payment Date, Issuer will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Listing Offer. Issuer will promptly mail (but in any case not later than five Business Days after the Listing Offer Payment Date) to each Holder of Notes properly tendered the Listing Payment Amount for such Notes, and Issuer will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

(f)          If the Listing Offer Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Listing Offer. Other than as specifically provided in this Section 9.1, any purchase pursuant to this Section 9.1 shall be made pursuant to the provisions of Sections 9.5 through 9.9 hereof.

(g)          Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Listing Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 9.1, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 9.1 by virtue of such compliance.

9.2         Redemption at Option of Holders after Repayment under Parent Loan Documents

(a)          In the event all obligations (other than contingent obligations) under the Parent Loan Documents have been Repaid in full, Issuer shall, at the option of the Holders, redeem the Notes in whole or in part (in an amount not less than $1,000,000 and in integral multiples of $1,000,000) pursuant to and in accordance with the procedures set forth below. Such redemption shall be in each case at the Redemption Price in cash by wire transfer of immediately available funds.

(b)          The Holders may require redemption pursuant to this Section 9.2 by notice to Issuer (each such notice, a “Repayment Redemption Notice”) at any time after the date of Repayment in full of all obligations (other than contingent obligations) under the Parent Loan Documents. The Repayment Redemption Notice will set forth (i) the date of redemption or purchase, as applicable; (ii) the Redemption Price; (iii) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed; and (iv) the Section of this Agreement pursuant to which the Notes tendered for redemption are being redeemed. Within 30 days of the date of the Repayment Redemption Notice, Issuer will accept for payment all Notes or portions of Notes tendered for redemption pursuant to the Repayment Redemption Notice and shall pay the Redemption Price for such Notes to the Holders of such Notes in accordance with Section 4.2 of this Agreement, and Issuer will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unredeemed portion of the Notes tendered for redemption pursuant to the Repayment Redemption Notice, if any. Other than as specifically provided in this Section 9.2, any redemption pursuant to this Section 9.2 shall be made pursuant to the provisions of Sections 9.5 through 9.9 hereof.

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9.3         Redemption or Purchase at Option of Holders based on 2014 and 2015 Actual Net Income

(a)          If the Actual Net Income for the fiscal year ended December 31, 2014 is less than 65% of the 2014 Net Income Target or the Actual Net Income for the fiscal year ended December 31, 2015 is less than 65% of the 2015 Net Income Target, at the option of any Holder, Issuer shall redeem the Notes of such Holder or the Founder shall purchase the Notes of such Holder, in each case, in whole or in part (in an amount not less than $1,000,000 and in integral multiples of $1,000,000), pursuant to and in accordance with the procedures set forth below; provided that if the Founder makes such purchase, Issuer shall not be required to make such redemption. Each such redemption or purchase shall be in an amount equal to the sum of the Redemption Price for such Notes or portion thereof plus the Make-Whole Premium for such Notes or portion thereof (subject to Section 6.1(d)) (such amount, the “Missed Target Redemption Price”).

(b)          Any Holder may require the redemption or purchase of all or any portion of its Notes in accordance with this Section 9.3 by notice to Issuer or the Founder, as applicable (the “Missed Target Redemption Notice”), at any time during the period commencing on the earlier of (X) the date by which the set of financial statements for the relevant fiscal year is required to be delivered under Section 6.2(a)(i) and (Y) the date that set of financial statements is actually delivered to the Holders, and ending 180 days after the date that set of financial statements is actually delivered to the Holders (each such period, a “Missed Target Redemption Period”). The Missed Target Redemption Notice will set forth (i) the date of redemption or purchase, as applicable; (ii) the Missed Target Redemption Price; (iii) if any Note is being redeemed or purchased in part, the portion of the principal amount of such Note to be redeemed or purchased; and (iv) the Section of this Agreement pursuant to which the Notes (or portion thereof) tendered for redemption or purchase are being redeemed or purchased. Within 60 days of the date of the Missed Target Redemption Notice, Issuer or the Founder, as applicable, will accept for payment or (as applicable) purchase such Notes (or portion thereof) that were tendered for redemption or purchase pursuant to the Missed Target Redemption Notice and shall pay the Missed Target Redemption Price for such Notes (or portion thereof) to each Holder of such Notes (or portion thereof) in accordance with Section 4.2 of this Agreement, and Issuer will promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Note equal in principal amount to any unredeemed or unpurchased portion of the Notes tendered for redemption or purchase pursuant to the Missed Target Redemption Notice, if any. Other than as specifically provided in this Section 9.3, any redemption or purchase pursuant to this Section 9.3 shall be made pursuant to the provisions of Sections 9.5 through 9.9 hereof.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, if Issuer shall fail to deliver the set of financial statements for the fiscal year 2014 or 2015 required by Section 6.2(a)(i) within the time period set forth in Section 6.2(a)(i), the Holders shall have the right to require, at the option of the Holders, redemption of the Notes by Issuer or purchase of the Notes by the Founder in accordance with the procedures of Section 9.3(b) on and after the 121st day after the end of such fiscal year.

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(d)          Any Note purchased by the Founder under this Section 9.3 shall remain outstanding subject to the terms of this Agreement (including, without limitation, Section 9.11).

9.4         Redemption at Option of Issuer

Subject to Section 9.12 and except during (i) any Missed Target Redemption Period in effect under Section 9.3 or (ii) the existence of an Event of Default, Issuer may, upon notice to the Holders in accordance with Section 9.6, from time to time voluntarily redeem the Notes in whole or in part; provided that any such redemption of Notes shall be in a principal amount of $1,000,000 or an integral multiple thereof. Issuer shall pay the Redemption Price for such Notes to the Holders of such Notes in accordance with Section 4.2. Any redemption under this Section shall be made at the Redemption Price in cash by wire transfer of immediately available funds. Other than as specifically provided in this Section, any redemption pursuant to this Section shall be made pursuant to the provisions of Sections 9.5 through 9.9 hereof.

9.5         Selection of Notes to Be Redeemed or Purchased

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, Issuer will select Notes (excluding the Notes held by an Excluded Holder) for redemption on a pro rata basis.

9.6         Notice of Redemption

In the case of any redemption of Notes under Section 9.4 or for which no provision as to procedure exists, at least 30 days but not more than 60 days before the applicable redemption date, Issuer will send or cause to be sent, by overnight courier guaranteeing next day delivery, notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice will identify the Notes to be redeemed and will state:

(1)         the redemption date;

(2)         the Redemption Price;

(3)         if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)         that Notes redeemed in full must be surrendered to Issuer to collect the Redemption Price;

(5)         that, unless Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date; and

(6)         the Section of this Agreement pursuant to which the Notes called for redemption are being redeemed.

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9.7           Effect of Notice of Redemption

Once the notice of redemption is mailed in accordance with Section 9.6 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price. A notice of redemption may not be conditional.

9.8           Deposit of Redemption or Purchase Price

Payments on Notes that are to be redeemed or purchased will be made in accordance with Section 4.2 of this Agreement.

If Issuer complies with the provisions of the preceding paragraph, on and after the redemption date or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest will be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of Issuer to comply with the preceding paragraph, interest will be paid on the unpaid principal, from the redemption date or purchase date until such principal is paid at the rate provided in Section 6.1(e) hereof.

9.9           Notes Redeemed or Purchased in Part

Upon surrender of a Note that is redeemed or purchased in part, Issuer will issue at the expense of Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

9.10         Surrender of Shares Following Exercise of Warrants and Payment of Make-Whole Premium

If (i) a Make-Whole Premium is to be paid to any Holder in respect of all or any portion of the Notes held at any time by such Holder in accordance with and pursuant to Section 6.1(g), 7.2(a), 9.3(a) or 9.12, and (ii) any of the Warrants corresponding to such Notes (or such portion thereof) were exercised by such Holder or any previous holder of such Notes pursuant to the Warrant Agreement on or prior to the date of such payment, then a pro rata portion of the shares issued to such Holder or previous holder as a result of such exercise shall be automatically cancelled upon such payment and such Holder shall surrender to Issuer for cancelation any certificates representing such shares, subject to and conditioned upon Issuer’s compliance with all terms of this Agreement related to payment of such Make-Whole Premium.

9.11         Certain Matters

For so long (but only for so long) as (i) any Person, other than Issuer or an Affiliate thereof, is a Holder and (ii) Issuer or an Affiliate thereof shall beneficially own any Note or has entered into an agreement or arrangement having a substantially similar economic effect (each such Person described in this clause (ii), an “Excluded Holder”):

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(a)          such Note shall be excluded in ascertaining whether any given percentage (including for the avoidance of doubt, unanimity) of the Holders has been obtained to approve any request for a consent, waiver, amendment or other vote or any ownership percentage under the Note Documents;

(b)          for purposes of Section 11.4, such Excluded Holder shall be deemed not to be a Holder;

(c)          such Note (other than any Note acquired by the Founder pursuant to Section 9.3) shall not be considered to be outstanding for any purpose whatsoever;

(d)          such Excluded Holder shall not be entitled to any payment or redemption payment owing to a Holder under any of the Note Documents (including, without limitation, any such payment or redemption payment owing pursuant to Sections 2.5, 6.1, 6.4, 9.1, 9.2, 9.3, 9.4 or 9.12) or the Amendment Agreement but any interest on any Notes held by such Excluded Holder shall continue to accrue in accordance with Section 6.1;

(e)          such Note shall not benefit from Liens securing, or created for the benefit of securing, the Obligations; and

(f)          under no circumstances may such Excluded Holder have any right to vote in relation to any enforcement action (including without limitation, such actions as set forth in Sections 7.2 and 7.3 hereof).

9.12       Holders’ Rights in the Event of Redemption at Option of Issuer

(a)          If (i) at any time on or prior to the Maturity Date, any Notes are redeemed pursuant to Section 9.4, and (ii) a Qualifying Listing has not been consummated on or prior to the Maturity Date, then each Holder whose Notes are so redeemed shall have the right, in its sole discretion at any time within 180 days after the Maturity Date, to require Issuer to pay, or cause to be paid, to such Holder the Make-Whole Premium that would have been payable by Issuer to such Holder with respect to such Notes pursuant to Section 6.1(g) if such Notes were outstanding on the Maturity Date.

(b)          If (i)(A) at any time during the period from October 1, 2014 to May 1, 2015, (A) any Notes are redeemed pursuant to Section 9.4 and (B) the Actual Net Income for the fiscal year ended December 31, 2014 is less than 65% of the 2014 Net Income Target or Issuer fails to deliver the reports with respect to such fiscal year to the Holders pursuant to Section 6.2, which shall continue to be delivered to the Holders notwithstanding any redemption of the Notes or (ii)(A) at any time during the period from October 1, 2015 to May 1, 2016, any Notes are redeemed pursuant to Section 9.4 and (B) the Actual Net Income for the fiscal year ended December 31, 2015 is less than 65% of the 2015 Net Income Target or Issuer fails to deliver the reports with respect to such fiscal year to the Holders pursuant to Section 6.2, which shall continue to be delivered to the Holders notwithstanding any redemption of the Notes, then each Holder whose Note are so redeemed shall have the right, in its sole discretion, to require Issuer or the Founder to pay to such Holder the Make-Whole Premium that would have been payable by Issuer or the Founder to such Holder with respect to such Notes pursuant to Section 9.3(a) if such Notes were then outstanding and redemption or purchase of such Notes had been required by such Holder; provided, however, that if the Founder makes such payment, Issuer shall not be required to make such payment.

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(c)          If (i) any Notes are redeemed pursuant to Section 9.4 at any time, and (ii) within 180 days of such redemption, any event occurs or fails to occur that would constitute an Event of Default, then (x) Issuer shall immediately give written notice of such occurrence to each Holder (which notice shall not be required in order for any Holder to exercise its rights pursuant hereto), and (y) Holders of at least 50% in principal amount of such redeemed Notes shall have the right, in their sole discretion, to require Issuer to pay, or cause to be paid, to such Holders the Make-Whole Premium that would have been payable by Issuer to such Holders with respect to such Notes pursuant to Section 7.2(a) if such Notes were then outstanding.

(d)          Any payment of a Make-Whole Premium pursuant to this Section 9.12 shall occur within 10 days of a Holder notifying Issuer or the Founder (as applicable) in writing that it will require payment of the Make-Whole Premium by Issuer or the Founder (as applicable) pursuant to Section 9.12(a), 9.12(b) or 9.12(c). On such date, Issuer or the Founder (as applicable) shall pay any amount payable by it pursuant to this Section 9.12 in cash by wire transfer of immediately available funds to an account designated in advance by the applicable Holder. No delay by a Holder in providing any written notice to Issuer or the Founder shall operate as a waiver of any of its rights pursuant to this Section 9.12. For purposes of this Section 9.12, a Holder shall, with respect to any Notes redeemed pursuant to Section 9.4, mean the Holder of such Notes on the date of such redemption. For the avoidance of doubt, the rights and obligations set forth in this Section 9.12 shall survive the redemption of any or all Notes.

Article X

COLLATERAL AGENT; COLLATERAL

10.1       Authorization and Action

(a)          Each Holder hereby appoints Lead Rich as the Collateral Agent hereunder and each Holder hereby authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Note Documents as are delegated to the Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Holder hereby authorizes the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Note Documents to which the Collateral Agent is a party, to exercise all rights, powers and remedies that the Collateral Agent may have under such Note Documents and, in the case of the Security Documents, to act as agent for Holders.

(b)          As to any matters not expressly provided for by this Agreement or the other Note Documents (including enforcement or collection), the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Holders, and such instructions shall be binding upon all Holders; provided, however, that the Collateral Agent shall not be required to take any action that (i) the Collateral Agent in good faith believes exposes it to personal liability unless the Collateral Agent receives an indemnification satisfactory to it from the Holders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Collateral Agent agrees to give to each Holder prompt notice of each notice given to it by Issuer or any other Obligor pursuant to the terms of this Agreement or the other Note Documents.

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(c)          In performing its functions and duties hereunder and under the other Note Documents, the Collateral Agent is acting solely on behalf of the Holders and its duties are entirely administrative in nature. The Collateral Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Note Documents or any other relationship as the agent, fiduciary or trustee of or for any Holder or holder of any other Obligation. The Collateral Agent may perform any of its duties under any Note Document by or through its agents or employees.

10.2       Collateral Agent’s Reliance, Etc.

None of the Collateral Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Note Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Collateral Agent (a) may treat the payee of any Note as its Holder until such Note has been assigned in accordance with Section 11.3, (b) may consult with legal counsel (including counsel to any Note Party or Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (c) makes no warranty or representation to any Holder and shall not be responsible to any Holder for any statements, warranties or representations made by or on behalf of any Note Party or Obligor in or in connection with this Agreement or any other Note Document, (d) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Note Document, as to the financial condition of any Note Party or as to the existence or possible existence of any Default or Event of Default, (e) shall not be responsible to any Holder for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Note Document or any other instrument or document furnished pursuant hereto or thereto and (f) shall incur no liability under or in respect of this Agreement or any other Note Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a facsimile or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

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10.3         Indemnification

Each Holder agrees to indemnify the Collateral Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by Issuer), from and against such Holder’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Collateral Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Note Documents or any action taken or omitted by the Collateral Agent under this Agreement or the other Note Documents; provided, however, that no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Holder agrees to reimburse the Collateral Agent promptly upon demand for its Ratable Portion of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Note Documents, to the extent that the Collateral Agent is not reimbursed for such expenses by Issuer.

10.4         Successor Collateral Agent

The Collateral Agent may resign at any time by giving written notice thereof to the Holders and Issuer. Upon any such resignation, the Requisite Holders shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Requisite Holders, and shall have accepted such appointment, within 30 days after the retiring Collateral Agent’s giving of notice of resignation, then the retiring Collateral Agent may, on behalf of the Holders, appoint a successor Collateral Agent, selected from among the Holders. In either case, such appointment shall be subject to the prior written approval of Issuer (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent, such successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Note Documents. Prior to any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights as Collateral Agent under the Note Documents. After such resignation, the retiring Collateral Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Note Documents. If no Person other than Issuer or an Affiliate of Issuer is a Holder, the Collateral Agent will, promptly following written request by Issuer, resign.

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10.5         Concerning the Collateral and the Security Documents

Each Holder agrees that any action taken by the Collateral Agent or the Requisite Holders (or, where required by the express terms of this Agreement, a greater proportion of the Holders) in accordance with the provisions of this Agreement or the other Note Documents, and the exercise by the Collateral Agent or the Requisite Holders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Holders. Without limiting the generality of the foregoing, the Collateral Agent shall have the sole and exclusive right and authority to (a) act as the disbursing and collecting agent for the Holders with respect to all payments and collections arising in connection herewith and with the other Note Documents; (b) execute and deliver each Security Document and accept delivery of each such agreement delivered by any Obligor; (c) act as collateral agent for the Holders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Holder to act as collateral sub-agent for the Collateral Agent and the Holders for purposes of the perfection of all security interests and Liens with respect to the Collateral; (d) manage, supervise and otherwise deal with the Collateral; (e) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Security Documents; and (f) except as may be otherwise specifically restricted by the terms hereof or of any other Note Document, exercise all remedies given to the Collateral Agent and the Holders with respect to the Collateral under the Note Documents relating thereto, applicable law or otherwise.

Article XI

MISCELLANEOUS

11.1         Notices

Except to the extent otherwise required by Section 9.1, 9.2, 9.3 or 9.6, all notices and other communications provided for or permitted hereunder shall be made by hand-delivery, facsimile or overnight courier guaranteeing next day delivery:

(a)	if to the Purchaser or the Collateral Agent,

Lead Rich International Limited

c/o Interglobe Corporate Solutions Ltd.
26/F, Beautiful Group Tower,

77 Connaught Road Central, Hong Kong
Attention: Liu Peng
Facsimile No.: +852 3585 6021

with a copy to:

Weil, Gotshal & Manges LLP
29/F Alexandra House
18 Chater Road
Central, Hong Kong
Attention: Akiko Mikumo / Soo-Jin Shim
Facsimile No.: +852 3015 9354

(b)	if to Issuer,

c/o Yongye International, Inc.
6th Floor, Suite 608

Xue Yuan International Tower, No. 1

Zhichun Road, Haidian District

Beijing 100083

Attention: Sam Yu
Facsimile: +86 (10) 8231 1797

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with a copy to

Skadden, Arps, Slate, Meagher & Flom, LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Daniel Dusek
Facsimile: +86 (10) 6535 5577

(c)          if to any Holder, in accordance with such Holder’s corresponding address as recorded on the Register.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt is acknowledged, if sent by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight courier guaranteeing next day delivery. The parties may change the addresses to which notices are to be given by giving five days’ prior notice of such change in accordance herewith.

11.2         Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the successors and registered assigns permitted hereunder of each of the parties, including, without limitation, subsequent Holders.

11.3         Assignments

From time to time following the date hereof, each Holder may, in consultation with Issuer (except during the existence of a Default or Event of Default or in the case of assignment to any Holder or an Affiliate of any Holder), assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a) such assignment shall be evidenced by an assignment agreement, a copy of which shall be furnished to Issuer; (b) except in the case of an assignment to any Holder or an Affiliate of any Holder or of the entire remaining rights and obligations of the assigning Holder under this Agreement, the assignment shall not assign a portion of such assigning Holder’s Note owing to such assigning Holder that is equivalent to less than $1,000,000; (c) such assignment is accompanied by a transfer of the assigning Holder’s pro rata interests in the Warrants corresponding to the Notes (or portions thereof) being assigned to the same assignee (but only to the extent such Warrants are still outstanding); and (d) the effective date of any such assignment shall be as specified in the assignment agreement, but not earlier than the date which is five (5) Business Days after the date Issuer has received the assignment agreement. Upon the effective date of such assignment agreement and subject to compliance with Sections 2.3(b) and 2.6(a), the Eligible Assignee named therein shall be a Holder for all purposes of this Agreement and, to the extent of such assignment, the assigning Holder shall be released from its further obligations under this Agreement and the other Note Documents. Issuer agrees that it shall execute and deliver (against delivery by the assigning Holder to Issuer of its Notes) to such assignee Holder, a Note evidencing the principal balances assigned to such assignee Holder thereunder, and, if applicable, to the assigning Holder, a Note evidencing the principal balances thereunder retained by the assigning Holder in accordance with Section 2.6.

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11.4         Amendment and Waiver

Prior to the date hereof, the Note Documents may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by all of the respective parties thereto. Thereafter, except as heretofore expressly provided otherwise, this Agreement and any other Note Document may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof or thereof may be given; provided that the same are in writing and signed by Issuer (or the applicable other Obligor) and the Requisite Holders and acknowledged by the Collateral Agent; provided further, however, that any amendment, modification, supplement, waiver or consent that:

(a)          reduces the aggregate principal amount of Notes or releases Issuer from its obligations to repay the aggregate principal amount of Notes;

(b)          (other than as set forth in the Notes) extends the time for any payment, or reduces the rate, of interest on any Note (other than a waiver of the payment of default interest, which shall require only the consent of the Requisite Holders), reduces the amount of principal or extends the principal maturity date of any Note or the redemption or prepayment provisions applicable thereto (other than any notice provisions relating thereto, which shall require only the written consent of the Requisite Holders);

(c)          makes any Note payable in money or property other than that stated in this Agreement;

(d)          makes any change in Section 7.4 or 7.5 hereof or this Section 11.4 (or any related defined terms);

(e)          changes the aggregate Ratable Portion of Holders required for any or all Holders to take any action hereunder; or

(f)          releases all or substantially all of the Collateral;

shall not be binding upon any Holder that has not consented thereto in writing.

For all purposes under this Agreement for so long as any Person other than Issuer or an Affiliate thereof is a Holder, in determining whether the Holders holding the requisite principal amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by any Excluded Holder shall be disregarded. Notwithstanding this Section 11.4, the Amendment Agreement (to the extent entered into and dated on or prior to the Closing and not having been amended, restated, supplemented or otherwise modified at any time) shall be effective to amend this Agreement when signed solely by the Founder and Issuer.

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11.5         Counterparts

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.6         Headings

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

11.7         Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and Section 327(b) of the New York Civil Practice Law and Rules.

11.8         Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.9         Consent to Jurisdiction

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT SHALL AFFECT ANY RIGHT THAT A HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AGAINST ISSUER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT IN ANY COURT REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.1. NOTHING IN THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.10         Entire Agreement

The Note Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings by the Collateral Agent or any Holder relative to the subject matter of this Agreement or any of the other Note Documents, other than those set forth or referred to herein and therein. The Note Documents supersede all prior agreements and understandings between the parties thereto with respect to such subject matter. Nothing in any of the Note Documents shall confer upon any other Person other than the parties thereto any right, remedy or claim under the Note Documents.

11.11         Severability

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Holders’ rights and privileges shall be enforceable to the fullest extent permitted by law.

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11.12         No Strict Construction

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.13         Founder as Holder

Issuer and the Founder will on or prior to the Closing enter into an Amendment Agreement substantially in the form attached hereto as Exhibit C (the “Amendment Agreement”). Issuer hereby covenants in favor of the Founder that it will pay all amounts payable by it to the Founder, and will promptly comply with all covenants and agreements undertaken by it in favor of the Founder, in each case at the times, and in accordance with the terms, set out in the Amendment Agreement, and Issuer agrees that, subject to Section 9.11, all such amounts and covenants and agreements shall constitute amounts payable, and covenants and agreements to be performed, under this Agreement for all purposes of this Agreement and of the Security Documents; provided, however, that Issuer and the Founder agree that no amounts shall be payable to, nor any other Obligations performed for the benefit of, the Founder under this Agreement, any of the other Note Documents or the Amendment Agreement for so long as any Person other than Issuer or an Affiliate thereof is a Holder. The Founder hereby acknowledges and agrees to the terms of Section 9.11.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ISSUER

FULL ALLIANCE INTERNATIONAL
LIMITED

By:	/s/ Xingmei Zhong
Name:	Xingmei Zhong
Title:	Director

[Signature Page to Note Purchase Agreement]

COLLATERAL AGENT

LEAD RICH INTERNATIONAL LIMITED,
as Collateral Agent

By:	/s/ Peng Liu
Name:	Peng Liu
Title:	Director

[Signature Page to Note Purchase Agreement]

PURCHASER

LEAD RICH INTERNATIONAL LIMITED,
as Purchaser

By:	/s/ Peng Liu
Name:	Peng Liu
Title:	Director

[Signature Page to Note Purchase Agreement]

FOUNDER

ZISHEN WU
(holder of Chinese passport No. G41135982)

(solely with respect to Sections 9.3, 9.12 and 11.13)

Signature:	/s/ Zishen Wu

[Signature Page to Note Purchase Agreement]

Annex A

Principal Amount of Notes to be Issued

Purchaser	Principal Amount of Note to be Issued
Lead Rich International Limited	$35,000,000.00

Annex B

Deliverables

Note Documents:

1.	this Agreement

2.	a Note for the Purchaser

3.	each Security Document

4.	the Warrant Agreement

5.	the Warrant Certificate (as defined in the Warrant Agreement)

6.	the Call Option Agreement

7.	each document, instrument or agreement required under any Security Document to be delivered to the Collateral Agent or the Purchaser on the date of such Security Document or on the Closing

8.	evidence of the completion of all actions, recordings, registrations and filings of or with respect to the Security Documents that are required under any Security Document to be completed on the date of such Security Document or on the Closing

9.	such documents and certifications as the Purchaser may reasonably require to evidence that each Obligor is duly organized or formed, and that each Obligor is validly existing and in good standing (where such concept is applicable in the jurisdiction of organization of the relevant Obligor)

10.	such resolutions as the Purchaser may reasonably require to evidence that the governing body of each Obligor has approved each Note Document to which it is or is to be a party and each transaction contemplated thereby, and all documents evidencing other necessary corporate action relating to the Note Documents and the transactions contemplated thereby as the Purchaser may reasonably require

11.	such certificates of resolutions or other action, incumbency certificates and/or other certificates of Officers of each Obligor as the Purchaser may reasonably require evidencing the identity, authority and capacity of each Officer thereof authorized to act as an Officer in connection with this Agreement and the other Note Documents to which such Obligor is a party or is to be a party

12.	the certificate described in Section 3.4(a)

13.	the legal opinions described in Section 3.1

14.	the results of lien searches conducted with respect to each Obligor (to the extent possible in the applicable jurisdictions), evidencing, among other things, that none of the Collateral owned by such Obligor is subject to any Liens (other than Permitted Liens)

15.	a copy of any other authorization or other document, opinion or assurance that the Purchaser considers (acting reasonably) to be necessary or desirable (if it has notified Issuer accordingly) in connection with the entry into and performance of the transactions contemplated by any Note Document or for the validity and enforceability of any Note Document

Other Transaction Documents:

16.	the Note Proceeds Escrow Agreement

17.	The Parent Credit Agreement

18.	the Merger Agreement

19.	the Limited Guarantee (as defined in the Merger Agreement)

20.	the Contribution Agreement (as defined in the Merger Agreement)

21.	the Voting Agreement (as defined in the Merger Agreement)

22.	the Equity Commitment Letters (as defined in the Merger Agreement)

23.	the Interim Investors Agreement

24.	the Shareholders Agreement

25.	the Paying Agent Agreement

26.	the Merger Filing Escrow Agreement

27.	the Funds Flow Statement

Exhibit A

FORM OF NOTE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER AGREES TO OFFER, SELL, TRANSFER, ASSIGN, PLEDGE OR OTHERWISE TRANSFER THE SECURITIES REPRESENTED BY THIS CERTIFICATE ONLY (A) (i) TO THE ISSUER, (ii) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER, (iii) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (iv) OUTSIDE THE UNITED STATES PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT OR (v) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (B) IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) ONLY TO A “QUALIFIED PURCHASER” WITHIN THE MEANING OF SECTION 3(C)(7) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND (D) SUBJECT TO THE ISSUER’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL FOR THE HOLDER OR OTHER DOCUMENTS AND CERTIFICATES REASONABLY SATISFACTORY TO THE ISSUER AND ITS LEGAL COUNSEL ESTABLISHING THAT ANY SUCH OFFER, SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

THE ISSUER HAS NOT REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED.

THIS NOTE IS SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN SECTION 6 OF THIS NOTE.

No. [●]	$[●]

PIK Secured Note

FULL ALLIANCE INTERNATIONAL LIMITED, a company incorporated in the British Virgin Islands with limited liability (“Issuer”), promises to pay to [●] or its registered assigns (“Noteholder”), the principal sum of $[●], together with all accrued interest thereon, as provided in this PIK Secured Note (as amended, restated or otherwise modified from time to time, this “Note”), on the Maturity Date.

Additional provisions of this Note are set forth on the other side of this Note. Capitalized terms used herein but not defined herein shall have the meanings set forth therefor in the Note Purchase Agreement (as hereinafter defined).

Dated: [●]

FULL ALLIANCE INTERNATIONAL
LIMITED

By:
Name:
Title:

PIK Secured Note

1.	Interest.

Interest with respect to this Note shall accrue and be paid in accordance with Section 6.1 of the Note Purchase Agreement.

2.	Method of Payment.

Payments with respect to this Note shall be made in accordance with Section 4.2 of the Note Purchase Agreement.

3.	Note Purchase Agreement.

Issuer issued this Note pursuant to the Note Purchase Agreement, dated as of September 23, 2013 (the “Note Purchase Agreement”), among Issuer, the Holders from time to time party thereto, Lead Rich International Limited, a company incorporated in the British Virgin Islands with limited liability, as Collateral Agent, and, solely with respect to Sections 9.3, 9.12 and 11.13, Mr. Zishen Wu (holder of Chinese passport No. G41135982). This Note is subject to all of the terms of the Note Purchase Agreement, and Noteholder is referred to the Note Purchase Agreement for a statement of those terms.

4.	Redemption and Repurchase.

Article IX of the Note Purchase Agreement governs the redemption and repurchase of this Note.

5.	Security.

Except as otherwise provided in the Note Purchase Agreement, Issuer’s performance of its obligations under this Note is secured by a valid, fully perfected security interest in the Collateral.

6.	Transfer; Exchange.

This Note is in certificated form. This Note may be exchanged or transferred in accordance with Article II and Section 11.3 of the Note Purchase Agreement and the transfer restrictions set forth on the face of this Note.

7.	Persons Deemed Owners.

Noteholder may be treated as the owner of this Note for all purposes.

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8.	Jurisdiction; Consent to Service of Process.

Each of Issuer and NOTEHolder hereby IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER NOTE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, Each of Issuer and noteHolder IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. Each of Issuer and noteHolder AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS NOTE OR ANY OTHER NOTE DOCUMENT SHALL AFFECT ANY RIGHT THAT A HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER NOTE DOCUMENT AGAINST ISSUER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Each of Issuer and NOTEHolder hereby IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER NOTE DOCUMENT IN ANY COURT REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH OF THIS SECTION. EACH OF ISSUER AND NOTEHOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Each of Issuer and NOTEHolder hereby IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.1 OF THE NOTE PURCHASE AGREEMENT. NOTHING IN THIS NOTE OR ANY OTHER NOTE DOCUMENT WILL AFFECT THE RIGHT OF Issuer OR NOTEHolder TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and Section 327(b) of the New York Civil Practice Law and Rules.

10.	Waiver of Jury Trial.

EACH OF ISSUER AND NOTEHOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF ISSUER AND NOTEHOLDER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES TO THE NOTE DOCUMENTS HAVE BEEN INDUCED TO ENTER INTO THIS NOTE AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Exhibit B
FORM OF WARRANT AGREEMENT

See attached.

Exhibit C
FORM OF amendment agreement

See attached.

Schedule 5.9 of the Note Purchase Agreement

Litigation

•	Eighth Judicial District Court, Clark County, NV (Judge Gonzalez)

•	Doherty v. Yongye Int'l, Inc., Zishen Wu, et al., No. A-12-670343-C (10/18/12)

(voluntarily dismissed – 3/5/13)

•	In re Yongye International, Inc. Shareholders’ Litigation, Consol. No. A-12-670468-B, which is a consolidation of:
o	Kirby v. Zishen Wu, Yongye Int'l, Inc., et al., No. A-12-670468-C (10/22/12)
o	Calisti v. Zishen Wu and Yongye Int'l, Inc., No. A-12-670758-C (10/25/12)
o	Harris v. Yongye Int'l, Inc., Zishen Wu, et al., No. A-12-670817-C (10/25/12)
o	Dong v. Zishen Wu, Yongye Int'l, Inc., et al., No. A-12-670874-C (10/25/12)

•	Demand letter sent to board of directors of Yongye International, Inc. by Robbins Umeda on behalf of non-suing shareholder 10/26/12

Schedule 5.18 of the Note Purchase Agreement

Capitalization

Note Party	Authorized Share Capital	Issued Share Capital
Orient Blossom	50,000 ordinary shares of $1.00 each	1 ordinary share of $1.00
Issuer	50,000 ordinary shares of $1.00 each	1 ordinary share of $1.00
Parent	500,000,000 ordinary shares of $0.0001 each	1 ordinary share of $0.0001
Merger Sub	10,000 common shares of no par value	10,000 common shares of no par value

Schedule 5.19 of the Note Purchase Agreement

Debt; Liens

After giving effect to the Merger and the other Transactions, the following sets forth all outstanding short term and long term Debt of the Note Parties, including the names of the creditors and principal amounts of all such Debt (and none of such Debt is Debt to which the Debt represented by the Notes is contractually subordinated):

Entity Name	Creditor	Agreement	Principal Amount of Debt

Yongye International Limited	Parent Lender	The Parent Credit Agreement	US$214,000,000

Yongye International Limited	Parent Lender	Foreign Exchange Facility Contract (Contract NO.: 1510201201100000121) dated December 26, 2012	US$99,000,000

Yongye International Limited	MSPEA Agriculture Holding Limited	Loan Agreement dated December 27, 2012	US$800,000

Yongye International Limited	Mr. Zishen Wu	Loan Agreement dated December 28, 2012	US$800,000

Yongye International Limited	MSPEA Agriculture Holding Limited	Loan Agreement dated May 15, 2013	US$100,000

Yongye International Limited	Mr. Zishen Wu	Loan Agreement dated May 15, 2013	US$100,000

Yongye International Limited	MSPEA Agriculture Holding Limited	Loan Agreement dated June 13, 2013	US$100,000

Yongye International Limited	Mr. Zishen Wu	Loan Agreement dated June 13, 2013	US$50,000

Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.	Shanghai Pudong Development Bank	Short term bank loan dated November 2012 (the “Shanghai Pudong Loan”)	RMB 15,000,000

Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.	China Everbright Bank	Short term bank loan dated April 2013	RMB 100,000,000

Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.	China CITIC Bank	Factoring Contract with Recourse dated May 2013	RMB 70,000,000

Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.	China CITIC Bank	Factoring Contract with Recourse dated May 2013	RMB 70,000,000

Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.	China CITIC Bank	Factoring Contract with Recourse dated May 2013	RMB 70,000,000

Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.	China CITIC Bank	Short term bank loan dated June 2013	RMB 60,000,000

Inner Mongolia Yongye Fumin Biotechnology Co., Ltd.	Shandong International Trust Corporation	Short term loan dated June 2013	RMB 80,000,000

Asia Standard Oil Limited	Hong Kong and Shanghai Banking Corporation Limited	Two credit cards	Credit limit US$20,000

Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.	Pudong Development Bank	Working capital facility dated July 9, 2013 (the “PDB Loan”)	RMB 20,000,000

Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.	Inner Mongolia Dingxin Guarantee Company Ltd	Counter indemnity in respect of a guarantee Inner Mongolia Dingxin Guarantee Company Ltd has provided to Pudong Development Bank in respect of the PDB Loan	RMB 20,000,000 (per the PDB Loan)

Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.	China Agriculture Bank	Working capital facility dated July 29, 2013	RMB 25,000,000

After giving effect to the Merger and the other Transactions, the following sets forth all Liens on the property or assets of the Note Parties, showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of the Note Parties subject thereto:

Entity Name	Lienholder	Principal Amount of Obligations Secured Thereby	Property or Assets Subject to Lien

Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.	Certain parties that are guarantors of the Shanghai Pudong Loan	RMB 15,000,000	Certain finished goods

Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.	China CITIC Bank	RMB 210,000,000	Certain accounts receivable amounting to RMB 210,000,000

Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.	China CITIC Bank	RMB 60,000,000	Land use right and building

Asia Standard Oil Limited	Hong Kong and Shanghai Banking Corporation Limited	Two credit cards (credit limit US$20,000)	The entire amount of money deposited by Asia Standard Oil Limited in its account of Hong Kong and Shanghai Banking Corporation Limited (account number 808-278824)

Orient Blossom Investments Limited	Parent Lender	The Parent Loan	All shares of Full Alliance International Limited held by Orient Blossom Investments Limited

Full Alliance International Limited	Parent Lender	The Parent Loan	All shares of Yongye International Limited

Yongye International Limited	Parent Lender	The Parent Loan	All shares in Yongye International Inc.

Yongye International Inc.	Parent Lender	The Parent Loan	All shares in Fullmax Pacific Limited

Fullmax Pacific Limited	Parent Lender	The Parent Loan	All shares in Asia Standard Oil Limited

Asia Standard Oil Limited	Parent Lender	The Parent Loan	All shares in Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd. upon the Nongfeng Share Acquisition

Inner Mongolia Yongye Fumin Biotech Co., Ltd.	Baoshang Bank	A letter of guarantee provided by Baoshang Bank in the amount of US$33,000,000 for the Parent Loan	To be determined

Inner Mongolia Yongye Biotechnology Co., Ltd.	China Agriculture Bank	RMB 25,000,000	Certain land owned by Inner Mongolia Yongye Biotechnology Co., Ltd.